EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT

dated as of

June 28, 2017

By and among

EAGLE BULK ULTRACO LLC,

as Borrower,

the INITIAL GUARANTORS, along with any Additional Guarantors who may become party hereto,

as Guarantors,

The LENDERS party hereto from time to time,

The SWAP BANKS party hereto from time to time,

and

ABN AMRO CAPITAL USA LLC,

as Security Trustee and Facility Agent

together with

ABN AMRO CAPITAL USA LLC,

DVB BANK SE, and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Mandated Lead Arrangers

and

ABN AMRO CAPITAL USA LLC,

as Arranger and Bookrunner

i

3.10	Disclosure	46
3.11	Compliance with Laws	46
3.12	ERISA Compliance	46
3.13	Environmental Matters	47
3.14	Margin Regulations	48
3.15	Investment Company, Public Utility	48
3.16	PATRIOT Act; Sanctions; Anti-Corruption	48
3.17	ISM Code and ISPS Code Compliance	48
3.18	Solvency	49
3.19	Place of Business	49
3.20	Ownership	49
3.21	Vessels	49
3.22	The Security Documents	49
3.23	Use of Proceeds	50

ARTICLE IV

CONDITIONS OF LENDING

4.01	Conditions Precedent to First Borrowing	50
4.02	Conditions Precedent to Each Borrowing	51
4.03	Conditions Precedent to each Borrowing for each Vessel	53
4.04	Conditions Precedent to each Borrowing for a Remaining Vessel	54

ARTICLE V

AFFIRMATIVE COVENANTS

5.01	Financial Statements	54
5.02	Certificates; Other Information	55
5.03	Vessel Valuations	56
5.04	Vessel Value Maintenance	57
5.05	Notices	57
5.06	Preservation of Existence, Etc.	58
5.07	Intentionally Omitted	58
5.08	Maintenance of Properties	58
5.09	Insurances	58
5.10	Insurance Documentation; Letters of Undertaking; Certificates	60
5.11	Mortgagee’s Insurance	60
5.12	Maintenance of Security Interests	61
5.13	Earnings Payments	61
5.14	Payment of Obligations	61
5.15	Vessel Registration	61
5.16	Vessel Repair	61
5.17	Classification Society Instructions and Undertakings	61
5.18	Charters; Charter Assignments; Assignments of Earnings	62
5.19	Compliance with Laws	62
5.20	[Intentionally omitted]	62
5.21	Environmental Matters	62
5.22	Books and Records	63
5.23	Inspection Rights	63

5.24	Surveys	63
5.25	Notice of Mortgage	63
5.26	Green Passport	63
5.27	Intentionally Omitted.	64
5.28	Prevention of and Release from Arrest	64
5.29	Use of Proceeds	64
5.30	Subordination of Loans	64
5.31	Anti-Corruption Laws	64
5.32	“Know Your Customer” Documentation	64
5.33	Asset Control	64
5.34	Scrapping	65

ARTICLE VI

NEGATIVE COVENANTS

6.01	Indebtedness	65
6.02	Liens	65
6.03	Fundamental Changes	66
6.04	Restricted Payments	66
6.05	Investments	67
6.06	Transactions with Affiliates	67
6.07	Changes in Fiscal Periods	67
6.08	Changes in Nature of Business	67
6.09	Changes in Name; Organizational Documents Amendments	67
6.10	Place of Business	68
6.11	Change of Control; Negative Pledge	68
6.12	Restriction on Chartering	68
6.13	Lawful Use	68
6.14	Approved Manager	68
6.15	Insurances	68
6.16	Modification; Removal of Parts	69
6.17	Sanctions	69

ARTICLE VII

FINANCIAL COVENANTS

7.01	Financial Covenants	70
7.02	Debt Service Reserve	70
7.03	Ballast Water Treatment System Fund	70
7.04	Financial Covenant Cures	71

ARTICLE VIII

GUARANTY

8.01	Guaranty	72
8.02	Obligations Unconditional	72
8.03	Reinstatement	73
8.04	Subrogation; Subordination	73

8.05	Remedies	73
8.06	Instrument for the Payment of Money	74
8.07	Continuing Guarantee	74
8.08	General Limitation on Guarantee Obligations	74
8.09	Right of Contribution	74
8.10	Set-off	74
8.11	Keepwell	75
8.12	Parallel Liability.	75

ARTICLE IX

EVENTS OF DEFAULT

9.01	Events of Default	76
9.02	Application of Payments	78

ARTICLE X

AGENCY

10.01	Appointment and Authority	79
10.02	Rights as a Lender	80
10.03	Exculpatory Provisions	80
10.04	Reliance by Agent	81
10.05	Delegation of Duties	82
10.06	Resignation of Agent	82
10.07	Non-Reliance on Agents and Other Lenders	83
10.08	No Other Duties	83
10.09	Facility Agent May File Proofs of Claim	83
10.10	Collateral and Guaranty Matters	84

ARTICLE XI

MISCELLANEOUS

11.01	Notices	84
11.02	Waivers; Amendments	86
11.03	Expenses; Indemnity; Damage Waiver	88
11.04	Successors and Assigns	90
11.05	Survival	93
11.06	Counterparts; Integration; Effectiveness; Electronic Execution	93
11.07	Severability	93
11.08	Right of Setoff	94
11.09	Governing Law; Jurisdiction; Etc.	94
11.10	WAIVER OF JURY TRIAL	95
11.11	Headings	95
11.12	Treatment of Certain Information; Confidentiality	95
11.13	PATRIOT Act	96
11.14	Interest Rate Limitation	96
11.15	Payments Set Aside	96
11.16	No Advisory or Fiduciary Responsibility	97
11.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	97

SCHEDULES

SCHEDULE I -A		Lenders and Commitments
SCHEDULE I -B		Swap Banks
SCHEDULE II	-	Initial Guarantors
SCHEDULE III	-	Approved Brokers
SCHEDULE IV	-	Vessels
SCHEDULE V	-	Liens
SCHEDULE VI	-	Pre-approved Vessel Management Terms

EXHIBITS

EXHIBIT A	-	Form of Account Pledge
EXHIBIT B	-	Form of Assignment and Assumption
EXHIBIT C	-	Form of Assignment of Earnings
EXHIBIT D	-	Form of Assignment of Insurances
EXHIBIT E	-	Form of Borrowing Request
EXHIBIT F	-	Form of Charter Assignment
EXHIBIT G	-	Form of Guarantor Accession Agreement
EXHIBIT H	-	Form of Manager’s Undertaking
EXHIBIT I	-	Form of Master Agreement Assignment
EXHIBIT J	-	Form of Membership Interest Pledge
EXHIBIT K	-	Form of Vessel Mortgage
EXHIBIT L	-	Form of Note
EXHIBIT M-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT M-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT M-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT M-4	-	Form of U.S. Tax Compliance Certificate

v

This CREDIT AGREEMENT, dated as of June 28, 2017 (this “Agreement”), is by and among EAGLE BULK ULTRACO LLC as Borrower, the INITIAL GUARANTORS, along with any Additional Guarantors who may become party hereto, as Guarantors, the LENDERS party hereto, the SWAP BANKS party hereto, ABN AMRO CAPITAL USA LLC, DVB BANK SE, and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as Mandated Lead Arrangers, ABN AMRO CAPITAL USA LLC, as Arranger and Bookrunner, ABN AMRO CAPITAL USA LLC, as Security Trustee and ABN AMRO CAPITAL USA LLC, as Facility Agent.

PRELIMINARY STATEMENTS:

1.     The Lenders have agreed to make available to the Borrower a senior secured credit facility in an aggregate principal amount of up to the lesser of (a) $61,200,000 and (b) 40% of the lesser of (i) the Purchase Price of the Vessels, and (ii) the Fair Market Value of the Vessels for the purposes of refinancing or reimbursing a part of the acquisition cost of the Delivered Vessels (including through the payment of distributions to the Parent (as defined below)), and financing a part of the acquisition cost of the Remaining Vessels.

2.     As a condition to the obligation of the Lenders to make the credit facility available to the Borrower hereunder, the Initial Guarantors have agreed to guarantee, on the terms and conditions set forth herein, the obligations of the Borrower under this Agreement and any Secured Swap Contract.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Bank” means ABN AMRO Bank N.V., acting through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands.

“Account Pledge” means any first priority pledge of any of the Guarantor Operating Accounts, the Borrower Operating Account, the BWTS Fund Account, the Liquidity Account, and the Debt Service Reserve Account in the form of Exhibit A, or any other form approved by the Facility Agent, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), in writing.

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Additional Guarantor” means any Wholly-Owned Subsidiary of the Borrower that is acceptable to the Required Lenders that shall become a party hereto as Guarantor by executing and delivering to the Facility Agent a Guarantor Accession Agreement, including (a) any such Person that is or shall be the owner of any additional vessel financed or to be financed by any Incremental Commitment pursuant to Section 2.21(a), and (b) any such Person providing additional Collateral to secure the Obligations.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Facility Agent.

“Affected Interest Period” has the meaning specified in Section 2.17.

“Affected Lender” has the meaning specified in Section 2.17(b).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.01(d)(ii).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Flag” means the flag of the Marshall Islands, Liberia or Panama or such other flag as the Facility Agent may, with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), approve from time to time in writing as the flag on which a Vessel shall be registered.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Broker” means (a) the Persons listed on Schedule III, and (b) any other Person proposed by the Borrower which the Facility Agent may, with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), approve from time to time.

“Approved Manager” means (a) the Borrower, (b) any of the Borrower’s Affiliates including Eagle Ship Management LLC, Eagle Shipping International (USA) LLC and Eagle Bulk Pte. Ltd. and (c) any other Person proposed by the Borrower which the Facility Agent may, with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), approve from time to time as the technical and/or commercial manager of a Vessel.

“Approved Pooling Arrangement” means, in respect of a Vessel, any pool agreement proposed by the Borrower which the Facility Agent may, with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), approve from time to time.

“Arranger” means ABN AMRO Capital USA LLC in its capacity as arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Facility Agent, in substantially the form of Exhibit B or any other form approved by the Facility Agent.

“Assignment of Earnings” means, in relation to a Vessel, an assignment of the Earnings and any Requisition Compensation of that Vessel, in substantially the form of Exhibit C, or any other form approved by the Facility Agent.

“Assignment of Insurances” means, in relation to a Vessel, an assignment of the Insurances of that Vessel, in substantially the form of Exhibit D, or any other form approved by the Facility Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (as applicable on the date of this Agreement), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (as applicable on the date of this Agreement) if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2016 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent.

“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Balloon Installment” has the meaning specified in Section 2.06.

“Bookrunner” means ABN AMRO Capital USA LLC in its capacity as bookrunner.

“Borrower” means Eagle Bulk Ultraco LLC, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands.

“Borrower Operating Account” means an account in the name of the Borrower with the Account Bank designated “Eagle Bulk Ultraco – Borrower Operating Account”.

“Borrowing” means a borrowing consisting of simultaneous Loans made by the Lenders under this Agreement.

“Borrowing Request” means a request for a Borrowing which shall be in substantially the form of Exhibit E, or any other form approved by the Facility Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of The Netherlands, the State of New York, England and Curacao or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in connection with LIBOR, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“BWTS Fund” has the meaning specified in Section 7.03.

“BWTS Fund Account” means an account in the name of the Borrower with the Account Bank designated “Eagle Bulk Ultraco – BWTS Fund Account”.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP (as applicable on the date of this Agreement), recorded as a capitalized lease.

“Cash Equivalents” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(c)     marketable short-term money market and similar highly liquid funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Credit Rating Agency);

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(e)     commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Credit Rating Agency) and in each case maturing within 12 months after the date of creation thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means: (a) in respect of the Guarantors, the occurrence of any act, event or circumstance that without prior written consent of all Lenders results in the Borrower owning directly less than 100% of the issued and outstanding Equity Interests in a Guarantor (unless such Guarantor has been released as a Guarantor in accordance with the terms hereof); (b) in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Required Lenders results in the Parent owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in the Borrower; and (c) in respect of the Parent, means (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, that becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Parent) of more than 35% of the total voting power of the Voting Stock of the Parent (calculated on a fully diluted basis); or (ii) any person, other than Permitted Holders, obtains the power (whether or not exercised) to elect a majority of the Board of Directors or equivalent governing body of the Parent.

“Charter Assignment” means, in relation to a Vessel, an assignment of any demise charter and any time or consecutive voyage charter for a term which exceeds, or by virtue of any optional extensions may exceed, twelve (12) months for the Vessel entered into by a Guarantor (other than a charter pursuant to an Approved Pooling Arrangement), in substantially the form of Exhibit F, or any other form approved by the Facility Agent.

“Classification Society” means, in relation to a Vessel, American Bureau of Shipping, DNV-GL, Lloyd’s Register of Shipping or Nippon Kaiji Kyokai or such other first-class vessel classification society that is a member of IACS that the Facility Agent may, with the prior consent of the Required Lenders, approve from time to time in writing.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property (whether real or personal, including, without limitation, any proceeds thereof) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document.

“Commitment” means with respect to each Lender on any date, the commitment of such Lender to make a Loan if such Loan is required to be disbursed on such date, as such commitment may be reduced or increased from time to time pursuant to Section 11.04 or increased from time to time pursuant to Section 2.21. The initial amount of such Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” means the date falling six (6) months after the Closing Date, subject to extension as may be agreed between the Borrower and the Facility Agent (except that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 11.01(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) all federal, state, local and foreign income taxes and tax distributions; (b) Consolidated Interest Expense; (c) extraordinary and unusual items (in accordance with GAAP); (d) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including any drydocking expenses, non-cash transaction expenses and the amortization of debt discounts); (e) non-cash management and board of directors incentive compensation expenses; (f) any write-off for financing costs; (g) losses on sale of vessels; and (k) reasonable fees, costs and expenses, without duplication, incurred in connection with (i) this Agreement and the other Loan Documents, including any future amendment, restatement, supplement or other modification of this Agreement or any of the other Loan Documents, and (ii) the acquisition or disposition of Vessels (irrespective of whether such transaction is actually consummated), minus, to the extent included in determining Consolidated Net Income for such period, (a) any non-cash income or non-cash gains; (b) any extraordinary gains on asset sales not incurred in the ordinary course of business; and (c) gains on any sale of vessels.

“Consolidated Interest Expense” means, for any period, total interest expense net of total interest income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower (other than an Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries, adjusted for the most recent values of any vessel, on such date minus the Intangible Assets of the Borrower and its Subsidiaries on such date.

“Consolidated Total Assets” means, as of any date of determination, the aggregate stated balance sheet amount of all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP on such date;

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a consolidated basis on such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP).

“Contractual Obligation” means, as to any Person, any provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Liabilities means all present and future liabilities and contractual and non-contractual obligations of an Obligor under or in connection with this Agreement, the other Loan Documents and any Secured Swap Contract, but excluding its Parallel Liability.

“Credit Rating Agency” means (a) Standard & Poor’s Financial Services LLC (“S&P”), (b) Moody’s Investors Service, Inc. (“Moody’s”), and (c) any other nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer's ability to make debt payments, to the extent consented to by the Facility Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Debt Service Reserve Account” means an account in the name of the Borrower with the Account Bank designated “Eagle Bulk Ultraco –Debt Service Reserve Account”.

“Debt Service Reserve Release Date” has the meaning specified in Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the applicable interest rate plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Facility Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Facility Agent any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Facility Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Facility Agent or the Borrower, to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Facility Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Facility Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delivered Vessel” means each of the Vessels identified in Schedule IV, Part A.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Early Termination Date” shall have the meaning given to that term in any relevant Master Agreement.

“Earnings” means, in relation to a Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Guarantor owning that Vessel or the Security Trustee and which arise out of the use or operation of that Vessel, including (but not limited to):

(a)      except to the extent that they fall within paragraph (b) or are otherwise agreed with the prior written consent of the Facility Agent: (i) all freight, hire and passage moneys, (ii) compensation payable to the Guarantor owning that Vessel or the Security Trustee in the event of requisition of that Vessel for hire, (iii) remuneration for salvage and towage services, (iv) demurrage and detention moneys, (v) damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel, and (vi) all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)      if and whenever that Vessel is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.04(b)(i), (iii) and (iv) (subject to such consents, if any, as may be required under Section 11.04(b)(i)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure” has the meaning specified in Section 7.04.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Estate” has the meaning specified in Section 10.01(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligations” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.

“Facility” has the meaning specified in Section 2.01.

“Facility Agent” means ABN AMRO Capital USA LLC, in its capacity as facility agent under any of the Loan Documents, or any successor facility agent.

“Facility Agent’s Office” means the Facility Agent’s address and, as appropriate, account as set forth in Section 11.01(a), or such other address or account as the Facility Agent may from time to time notify to the Borrower and the Lenders.

“Fair Market Value” means, in relation to a Vessel, the market value of such Vessel at any date that is shown by the average of two (2) valuations each prepared for and addressed to the Facility Agent at the cost of the Borrower: (a) as at a date not more than 30 days prior to the date such valuation is delivered to the Facility Agent; (b) by Approved Brokers selected by the Borrower; (c) on a “desk-top” basis without physical inspection of that Vessel; and (d) on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment or encumbrances (and with no value to be given to any pooling arrangements); provided that (i) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range, and (ii) if there is a difference of, or in excess of, 12.5% between the two appraisals obtained, the Borrower may, at its sole expense, obtain a third appraisal from an independent ship broker appointed by the Facility Agent, with the value of such Vessel to be deemed the average of the three valuations obtained.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” has the meaning specified in Section 3.16(c).

“Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Facility Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate reasonably determined by Facility Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the “open” rate on the immediately preceding Business Day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the letter agreement, dated June [__], 2017, among the Borrower and the Facility Agent, as may be amended, restated, modified or supplemented from time to time.

“Finance Party” means the Facility Agent, the Bookrunner, the Security Trustee, any Mandated Lead Arranger, the Arranger, any Lender and any Swap Bank, whether as at the date of this Agreement or at any later time.

“Financial Covenants” has the meaning specified in Section 7.01.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Repayment Date” means December 31, 2018 but, if all Lenders agree in writing, such date shall be January 4, 2019.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States (or, in the case of a Lender that is classified for U.S. federal income tax purposes as an entity that is disregarded from another Person, such Lender if such Person is organized under the Laws of a jurisdiction other than the United States). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Green Award” means The Green Award Foundation, an independent foundation established in 1994 on the initiative of the Rotterdam Municipal Port Management and the Dutch Ministry of Transport.

“Green Award Incentive Provider” means the name of any entity that has been appointed as such by the Green Award Foundation.

“Green Increase” has the meaning specified in Section 2.21(e).

“Green Passport” means a green passport statement of compliance issued by a classification society being a member of the International Association of Classification Societies (“IACS”) which includes a list of any and all materials known to be potentially hazardous utilized in the construction of a vessel.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor Accession Agreement” means an agreement providing for the accession of a Person to this Agreement as a Guarantor in substantially the form of Exhibit G hereto, or in any other form approved by the Facility Agent;

“Guarantor Operating Account” means, in relation to a Vessel, an account in the name of the Guarantor owning that Vessel with the Account Bank designated “[Vessel Name] Guarantor Operating Account”.

“Guarantors” means, collectively, the Initial Guarantors and any Additional Guarantors that become a party hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Incremental Commitment” has the meaning specified in Section 2.21(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.21(c).

“Incremental Lender” has the meaning specified in Section 2.21(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     all Attributable Indebtedness;

(g)     all obligations of such Person in respect of Disqualified Equity Interests; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.03(b).

“Information” has the meaning specified in Section 11.12.

“Initial Borrowing Date” means the date of the first Borrowing to occur, in any event no later than the date falling fourteen (14) days after the Closing Date.

“Initial Guarantors” means, collectively, the Persons listed on Schedule II.

“Insurances” means, in relation to a Vessel:

(a)     all policies and contracts of insurance, including entries of that Vessel in any protection and indemnity or war risks association, effected in respect of that Vessel, or otherwise in relation to that Vessel whether before, on or after the date of this Agreement; and

(b)     all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Intangible Assets” means intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Period” means a period determined in accordance with Section 2.05.

“Interpolated Screen Rate” shall mean, in relation to LIBOR for any Loan or any part of it, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)     the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of that Loan or relevant part of it; and

(b)     the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of that Loan or relevant part of it,

each as of 11:00 a.m. London time on the Quotation Day for Dollars.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISM Code Documentation” includes, in respect of a Vessel:

(a)     the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code;

(b)     all other documents and data which are relevant to the safety management system and its implementation and verification which the Facility Agent may require; and

(c)     any other documents which are prepared or which are otherwise relevant to establish and maintain that Vessel’s compliance or the compliance of the Guarantor that owns that Vessel or the relevant Approved Manager of such Vessel with the ISM Code which the Facility Agent may require.

“ISPS Code” means the International Ship and Port Facility Security Code, as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.

“ISPS Code Documentation” includes:

(a)     the ISSC; and

(b)     all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Facility Agent may require.

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.21 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legacy Fleet”   means thirty eight vessels owned by Subsidiaries of the Parent other than the Obligors (and “Legacy Fleet” does not include any of the Delivered Vessels or any of the Remaining Vessels).

“Lenders” means the Persons listed on Schedule I, Part A, any Person that becomes a party hereto pursuant to a Joinder Agreement, and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letters of Undertaking” has the meaning specified in Section 5.10.

“LIBOR” means, in relation to a Loan or any part of it: (a) the applicable Screen Rate; (b) if no Screen Rate is available for the relevant currency or the relevant Interest Period of a Loan or relevant part of it the Interpolated Screen Rate for a Loan or relevant part of it; or (c) if: (i) no Screen Rate is available for the relevant currency of a Loan or relevant part of it; or (ii) no Screen Rate is available for the relevant Interest Period of a Loan or relevant part of it and it is not possible to calculate an Interpolated Screen Rate for a Loan or relevant part of it, the Reference Bank Rate, as of, in the case of paragraphs (a) and (c) above, 11:00 a.m. London time on the Quotation Day for a period equal in length to the Interest Period of a Loan or relevant part of it and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity Account” means an account in the name of the Borrower with the Account Bank designated “Eagle Bulk Ultraco – Liquidity Account”.

“Loan” means a loan by a Lender to the Borrower under Article II and, unless the context shall require otherwise, the term “Loan” shall also include any loans made pursuant to an Incremental Commitment or a Green Increase.

“Loan Documents” means, collectively: (a) this Agreement, (b) any Guarantor Accession Agreement, (c) any Joinder Agreement, (d) any Notes, (e) any Security Document, (f) the Fee Letter, and (g) any other documents, certificates, instruments or agreements executed by or on behalf of a Security Party for the benefit of any Finance Party in connection herewith on or after the date hereof that are jointly designated by such Security Party and the Facility Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Manager’s Undertaking” means, in relation to a Vessel, the letter executed and delivered by an Approved Manager, in substantially the form of Exhibit H, or any other form approved by the Facility Agent.

“Mandated Lead Arranger” means ABN AMRO Capital USA LLC, DVB Bank SE, and Skandinaviska Enskilda Banken AB (publ), each in its capacity as mandated lead arranger.

“Margin” means 2.95% per annum.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other similar agreement used to evidence hedging agreements, together with any related schedules and confirmations.

“Master Agreement Assignment” means, in relation to each Master Agreement constituing Collateral, an assignment of such Master Agreement, in substantially the form of Exhibit I, or any other form approved by the Facility Agent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Facility Agent or any Lender under any Loan Documents.

“Maturity Date” means the date falling on the earlier of (i) five (5) years after the delivery of the last Remaining Vessel to occur and (ii) October 31, 2022.

“Maximum Rate” has the meaning specified in Section 11.14.

“Maximum Vessel Borrowing Amount” means in relation to any relevant Vessel, the amount specified in the column of the table in Schedule IV set forth opposite the name of such Vessel and marked “Maximum Vessel Borrowing Amount”.

“Membership Interest Pledge” means a pledge of the membership interests of a Guarantor, in substantially the form of Exhibit J, or any other form approved by the Facility Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note executed by the Borrower, to the order of a Lender in accordance with Section 2.11(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or any Secured Swap Contract or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Facility Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower in accordance with this Agreement or any other Loan Document, and (c) obligations under a Secured Swap Contract.

“Obligor Materials” has the meaning specified in Section 11.01(e).

“Obligors” means, collectively, the Borrower and the Guarantors, and “Obligor” means any of them as the context may require.

“OFAC” has the meaning specified in Section 3.16(b).

“Operating Accounts” means, collectively, the Borrower Operating Account and each Guarantor Operating Account.

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or having sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parallel Liability” means an Obligor's undertaking pursuant to Clause 8.12.

“Parent” means Eagle Bulk Shipping Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands.

“Participant” has the meaning specified in Section 11.04(d).

“Participant Register” has the meaning specified in Section 11.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holders” means each of the Persons owning more than fifteen percent (15%) of the Voting Stock of the Parent on the date hereof, in each case together with their Affiliates, investment advisory clients and managed accounts.

“Permitted Lien” has the meaning specified in Section 6.02.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pertinent Jurisdiction” means, in relation to a Person:

(a)     the jurisdiction under the laws of which the Person is incorporated or formed;

(b)     a jurisdiction in which the Person has the center of its main interests or in which the Person’s central management and control is or has recently been exercised;

(c)     a jurisdiction in which the overall net income of the Person is subject to corporation tax, income tax or any similar tax;

(d)     a jurisdiction in which assets of the Person (other than securities issued by, or loans to, related Persons) having a substantial value are situated, in which the Person maintains a branch or permanent place of business, or in which a Lien created by the Person must or should be registered in order to ensure its validity or priority; or

(e)     a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the Person whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Facility Agent may approve.

“Prohibited Person” means any Person (whether designated by name or by reason of being included in a class of Persons) against whom Sanctions are directed.

“Purchase Price” means, in respect of a Vessel, the total purchase price payable for it under the memorandum of agreement relating to the sale and purchase of such Vessel entered into between the seller thereof and the relevant Guarantor as buyer.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined, two Business Days in New York, before the first day of that period.

“Recipient” means (a) the Facility Agent, or (b) any Lender, as applicable.

“Reference Bank Rate” shall mean the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank eurodollar market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” shall mean, such money center banks that are not affiliated with the Facility Agent as are identified by the Facility Agent to the Borrower from time to time.

“Register” has the meaning specified in Section 11.04(c).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Date” has the meaning specified in Section 2.07(b)(iii)(A).

“Relevant Party” has the meaning specified in Section 2.16(i).

“Remaining Vessel” means any of the Vessels identified in Schedule IV, Part B.

“Removal Effective Date” has the meaning specified in Section 10.05(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing at least 66 2/3% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requisition” means: (a) any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the Guarantor being the owner thereof; and (b) any capture or seizure of a Vessel (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the Guarantor being the owner thereof.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any Requisition.

“Resignation Effective Date” has the meaning specified in Section 10.05(a).

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the Borrower and (c) solely for purposes of Borrowing Requests, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Facility Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Facility Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Sanctions” has the meaning specified in Section 3.16(b).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for Dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of Bloomberg or the Thomson Reuters screen (or any replacement page which displays that rate) or on the appropriate page of such other information service that publishes that page from time to time in place of such pages. If the agreed pages are replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contract” means a Swap Contract between the Borrower and a Swap Bank.

“Security Documents” means, collectively: (a) any Charter Assignment (as applicable), (b) any Account Pledge, (c) any Assignment of Earnings, (d) any Assignment of Insurances, (e) any Manager’s Undertaking, (f) any Master Agreement Assignment, (g) any Membership Interest Pledge, (h) any Vessel Mortgage, and (i) and each other security document or pledge agreement delivered in accordance with applicable local Laws to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required with respect thereto.

“Security Party” means the Obligors and any other person (except a Finance Party and an Approved Manager which is unaffiliated with the Borrower or the Guarantors) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Loan Document.

“Security Trustee” means ABN AMRO Capital USA LLC, in its capacity as security trustee pursuant to Section 10.01(b) and under any of the Loan Documents, or any successor security trustee.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

“Shortfall Fiscal Quarter” has the meaning specified in Section 7.04.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Contribution” has the meaning specified in Section 7.04.

“Specified Loan Party” means any Security Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 8.11).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplier” has the meaning specified in Section 2.16(i).

“Sustainability Option” has the meaning specified in Section 2.21(e).

“Swap Bank” means any Lender that elects to be a Swap Bank, including those initially listed in Schedule I, Part B, acting on behalf of itself and its Affiliates as a counterparty to a Secured Swap Contract with the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act;

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the relevant Swap Bank in accordance with its customary practices.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the aggregate principal amount of the outstanding Loans of such Lender at such time.

“Total Commitments” means the aggregate of the Commitments, being a maximum of $61,200,000 on the Closing Date.

“Total Loss” means: (a) actual, constructive, compromised, agreed or arranged total loss of a Vessel; or (b) any Requisition of a Vessel.

“Total Loss Date” means, in relation to the Total Loss of a Vessel: (a) in the case of an actual loss of a Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of; (b) in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers; and (ii) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower and/or the Guarantor who owns such Vessel with the Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss; and (c) in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means the Borrower if it is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(g).

“Vessel Mortgage” means, in relation to a Vessel, the first priority or first preferred mortgage on that Vessel, in substantially the form of Exhibit K, or any other form approved by the Facility Agent.

“Vessels” means, collectively, the Delivered Vessels, the Remaining Vessels, and, as the context may require, any additional vessel owned by an Additional Guarantor.

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Facility Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03     Accounting Terms; Changes in GAAP.

(a)     Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     Changes in GAAP. If the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.04     Rates. The Facility Agent does not warrant, nor accept responsibility, nor shall the Facility Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto.

ARTICLE II

COMMITMENTS

2.01     Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower in up to nine (9) Borrowings from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed such Lender’s Commitment; provided however that after giving effect to any Loan the total amount of Loans made shall not exceed the Total Commitments. Each Borrowing shall be applied to finance, refinance or reimburse the acquisition cost (including through the payment of distributions to the Parent) of (a) a Delivered Vessel or (b) a Remaining Vessel, and shall be in an amount up to the Maximum Vessel Borrowing Amount in respect of such Vessel, provided, however, that no Borrowing shall exceed 40% of the lesser of (i) the Purchase Price of such Vessel and (ii) the Fair Market Value of such Vessel. Any amounts repaid, prepaid or cancelled may not be reborrowed.

2.02     Loans and Borrowings.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders in up to nine (9) Borrowings (as described in Section 2.01 above) ratably in accordance with their respective Commitments.

2.03     Borrowing Requests

(a)     Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Facility Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Facility Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the date of the requested Borrowing.

(b)     Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information: (i)  the aggregate amount of the requested Borrowing; (ii) the Vessel to which the Borrowing relates; (iii) the date of such Borrowing (which shall be a Business Day); (iv) the Interest Period therefor; and (v) the location and number of the Borrower’s account, or such other account as the Borrower may specify in the relevant Borrowing Request, to which funds are to be disbursed.

(c)     Notice by Facility Agent to Lenders. Promptly following receipt of a Borrowing Request, the Facility Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing (which shall be the Applicable Percentage of the amount specified in the Borrowing Request).

(d)     Failure to Elect. If no Interest Period is specified with respect to any requested Borrowing, the Borrower shall be deemed to have selected an Interest Period of three months’ duration.

2.04     Funding of Borrowings.

(a)     Funding by Lenders. Each Lender shall make the amount of its Loan available to the Facility Agent in immediately available funds at the Facility Agent’s Office not later than 1:00 p.m. (New York time) on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Article IV, the Facility Agent shall make all funds so received available to the Borrower in like funds as received by the Facility Agent either by (i) crediting the Operating Account of the Borrower on the books of the Facility Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with the instructions provided to the Facility Agent by the Borrower.

(b)     Presumption by Facility Agent. Unless the Facility Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Facility Agent such Lender’s share of such Borrowing, the Facility Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Facility Agent, then the applicable Lender and the Borrower severally agree to pay to the Facility Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Facility Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the respective Borrowing, as determined pursuant to Section 2.09. If the Borrower and such Lender shall pay such interest to the Facility Agent for the same or an overlapping period, the Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Facility Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Facility Agent.

(c)     Disbursement of Borrowing to Third Party. To the extent requested in writing by the Borrower, the payment by the Facility Agent to a Person other than the Borrower shall constitute the making of the relevant Borrowing and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s participation in that Borrowing.

2.05     Interest Periods. The Loans comprising each Borrowing initially shall be specified in the applicable Borrowing Request and shall have the Interest Period specified in such Borrowing Request. The first Interest Period for a Borrowing shall commence on the date of such Borrowing and (a) in the case of the first Borrowing or Borrowings, shall end on the numerically corresponding day in the calendar month that is three or six months thereafter, as specified in the applicable Borrowing Request, and (b) in the case of each subsequent Borrowing, shall end on the last day of the other then subsisting Interest Period. Thereafter, the duration of each Interest Period shall be three or six months as the Borrower may, upon notice received by the Facility Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the first day of such Interest Period, select, or such other period as the Facility Agent may, with the authorization of all the Lenders agree with the Borrower, provided, however, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (iii) any Interest Period commencing prior to the First Repayment Date shall end no later than the First Repayment Date; and (iv) any Interest Period selection made by the Borrower shall be irrevocable, and if the Borrower fails to select an Interest Period in accordance with this Section 2.05, then, subject to the above proviso, the Borrower shall be deemed to have selected an Interest Period of three months.

2.06     Repayment.

(a)       Amounts. The Borrower shall repay the principal amount of each Borrowing by:

(i)     equal consecutive quarterly principal repayment installments each in the amount specified in the column of the table in Schedule IV set forth opposite the name of such Vessel and marked “Quarterly Installment Amount”; and

(ii)     a final balloon payment (the “Balloon Installment”) in an amount equal to the aggregate principal amount of such Borrowing outstanding on the Maturity Date;

provided that if any Borrowing is made for a Vessel in an amount less than the relevant Maximum Vessel Borrowing Amount, then the quarterly repayment installments and the Balloon Installment for such Borrowing specified in this Section 2.06(a) shall be reduced pro rata by the undrawn amount.

(b)     Repayment Dates. Each quarterly principal repayment installment in respect of each Borrowing shall be repaid commencing on the First Repayment Date, and thereafter on March 31, June 30, September 30 and December 31 of each calendar year, provided that the Balloon Installment in respect of each Borrowing shall be repaid on the Maturity Date.

(c)      Maturity Date. On the Maturity Date, the Borrower shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under any Loan Document and any Secured Swap Contract.

2.07     Prepayments.

(a)      Optional Prepayments. The Borrower may, upon notice to the Facility Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, except for payments owed pursuant to Section 2.10(c), subject to the requirements of this Section.

(i)     Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Facility Agent not later than 11:00 a.m. (New York City time) three (3) Business Days before the date of prepayment. Each Prepayment Notice shall specify (x)  the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Facility Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable.

(ii)     Amounts. Each partial prepayment shall be in the aggregate principal amount of at least $1,000,000 or integral multiples of $1,000,000. Any amounts prepaid may not be reborrowed.

(b)     Mandatory Prepayments.

(i)     If a Vessel is sold or becomes a Total Loss, the Borrower shall on the Relevant Date prepay the outstanding amount of the relevant Borrowing relating to such Vessel plus any additional amount required to comply with Section 5.04 immediately after giving effect to such prepayment.

(ii)     (A) If a Change of Control occurs in respect of the Borrower or the Parent, the Borrower shall on the Relevant Date prepay the aggregate principal amount at such time of its outstanding Loans in full; and (B) if a Change of Control occurs in respect of a Guarantor, the Borrower shall on the Relevant Date prepay the outstanding amount of the relevant Borrowing relating to the Vessel owned by such Guarantor as if a sale of such Vessel had been completed on the date such Change of Control occurred plus any additional amount required to comply with Section 5.04 immediately after giving effect to such prepayment.

(iii)     In this Section 2.07(b), “Relevant Date” means: (1) in the case of a sale of a Vessel, on the date on which the sale is completed by delivery of the relevant Vessel to its buyer, (2) in the case of a Total Loss of a Vessel, on the earlier of: (x) the date falling 180 days after the Total Loss Date, and (y) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss and (3) in the case of a Change of Control, the date such Change of Control occurs.

(c)     Application.

(i)     Each prepayment of a Borrowing pursuant to Section 2.07(a) shall be applied pro rata to the repayment installments (including the Balloon Installment) for such Borrowing specified in Section 2.06.

(ii)     Each prepayment made to satisfy Section 5.04 or Section 7.04 shall be applied against the repayment installments specified in Section 2.06(a) in inverse order of maturity starting with the Balloon Installment.

(iii)     Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09, together with any additional amounts required pursuant to Section 2.14.

2.08     Cancellation of Commitments. The Borrower may, upon prior notice to the Facility Agent, cancel any unused portion of the Commitments; provided that each such notice shall be in writing and must be received by the Facility Agent at least three (3) Business Days prior to the effective date of such cancellation, and shall be irrevocable. Any amounts cancelled may not be reinstated.

2.09     Interest.

(a)     Interest Rate. The Loans or any part of the Loans shall bear interest at a rate per annum equal to the sum of the aggregate of the Margin plus LIBOR for the relevant Interest Period as in effect from time to time.

(b)     Default Interest. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of any Default under Section 9.01(a) or any Event of Default under Section 9.01(a), (b), (g) or (h), each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to the applicable Default Rate, and (ii) without duplication of any amounts payable pursuant to preceding clause (i), overdue principal and, to the extent permitted by applicable law, overdue interest, in respect of the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the applicable Default Rate from time to time.

(c)     Payment Dates. Accrued interest on the Loans shall be payable on the last day of each Interest Period applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. If an Interest Period is longer than three months, the Borrower shall also pay interest then accrued on the Loans or the relevant part of the Loans on the dates falling at three monthly intervals after the first day of the Interest Period.

(d)     Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.10     Fees.

(a)     Commitment Fees. The Borrower agrees to pay to the Facility Agent for the account of each Lender a commitment fee on the undrawn and un-cancelled amount of the Commitment of such Lender, which shall accrue at a rate per annum equal to 40% of the Margin during the period from and including the Closing Date up to but excluding the Commitment Termination Date. Accrued commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter, commencing on September 30, 2017, and on the date of the last Borrowing to occur. Commitment fees on any cancelled portion of the Commitment of a Lender shall be paid on the date such cancellation is effective.

(b)     Upfront Fees. The Borrower agrees to pay to the Facility Agent, for distribution among the Lenders, upfront fees as set forth in the Fee Letter.

(c)     Prepayment Fees. Upon voluntary prepayment of the Loan (or any part thereof) pursuant to Section 2.07(a), the Borrower agrees to pay to the Facility Agent as from the Closing Date for distribution among the Lenders a prepayment fee at a rate equal to: (i) during the period commencing on the Closing Date and ending on the day before the first anniversary thereof, 1.50% and (ii) during the period commencing on the first anniversary of the Closing Date and ending on the day before the second anniversary of the Closing Date, 0.75%, in each case, of the amount voluntarily prepaid. From the second anniversary of the Closing Date and at all times thereafter, no prepayment fee shall be payable by the Borrower for any amount voluntarily prepaid.

2.11     Evidence of Debt.

(a)     Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender. The Facility Agent shall maintain the Register in accordance with Section 11.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Facility Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Facility Agent in such matters, the records of the Facility Agent shall control in the absence of manifest error.

(b)     Promissory Notes. Upon the request of any Lender made through the Facility Agent, the Borrower shall prepare, execute and deliver to the order of such Lender a promissory note of the Borrower payable to such Lender in the form of Exhibit L, or any other form approved by the Facility Agent, which shall evidence such Lender’s Loans in addition to such records.

2.12     Payments Generally; Several Obligations of Lenders and Swap Banks.

(a)     Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Facility Agent, for the account of the respective Lenders to which such payment is owed, at the Facility Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Facility Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Facility Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)     Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Facility Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)     Presumptions by Facility Agent. Unless the Facility Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Facility Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Facility Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Facility Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the greater of the Federal Funds Rate and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation.

(d)     Deductions by Facility Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section  2.04(b), 2.10 or 11.03(c), then the Facility Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Facility Agent for the account of such Lender for the benefit of the Facility Agent, as applicable, to satisfy such Lender’s obligations to the Facility Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Facility Agent in its discretion.

(e)     Several Obligations of Lenders and Swap Banks. The obligations of the Lenders hereunder to make Loans, to fund participations in Loans and to make payments pursuant to Section 11.03(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 11.03(c). The obligations of the Swap Banks hereunder and under the Swap Contracts are several and not joint.

2.13     Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Facility Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Loans and other amounts owing them; provided that:

(i)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of Section 2.13 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14     Compensation for Losses. In the event of (a) the payment of any principal of the Loans other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b)  the failure to borrow, continue or prepay on the date specified in any notice delivered pursuant hereto or (c ) the assignment of the Loans or any part thereof other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.16     Taxes.

(a)     Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Facility Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this paragraph (e).

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(g)     Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Facility Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.17      Inability to Determine Rates. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a)     the Facility Agent determines (which determination shall be conclusive and binding on the Borrower) that, by reason of circumstances affecting the London interbank eurodollar market, LIBOR cannot be determined pursuant to the definition thereof, or

(b)      a Lender or Lenders whose participations in a Loan or the relevant part of a Loan exceed 50% of that Loan or the relevant part of that Loan (the “Affected Lender”) determine that for any reason the cost to such Lender or Lenders of funding such Loan or such part of such Loan from the London interbank eurodollar market or, if cheaper, from whatever source it may reasonably select would be in excess of LIBOR for the relevant Interest Period, the Facility Agent will promptly so notify the Borrower and each Lender and the rate of interest on the Affected Lender’s share of a Loan or the relevant part of a Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)     the Margin; and

(ii)     the rate notified to the Facility Agent by that Affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Affected Lender of funding its participation in a Loan or that part of a Loan from whatever source it may reasonably select.

2.18     Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make the Loans or to fund or maintain the Loans or any portion thereof hereunder, then, upon written notice by the Facility Agent to the Borrower, the Facility Agent and the Borrower shall negotiate in good faith to agree on terms for that Lender to continue the Loans or any portion thereof on a basis which is not unlawful. If no agreement shall be reached between the Borrower and the Facility Agent within a period which in the sole discretion of the Facility Agent is reasonable, the Facility Agent shall be entitled to give notice to the Borrower that the obligation of that Lender to make or maintain the Loans or any portion thereof, as the case may be, shall be forthwith terminated and the amount of that Lender’s Commitment shall be reduced accordingly, and thereupon the aggregate outstanding principal amount of the Loans or any relevant portion thereof, as the case may be, shall become due and payable in full, together with accrued interest thereon and other sums payable hereunder, and such amounts as the Borrower shall be obligated to reimburse that Lender pursuant to Section 11.03(b) if earlier prepayment is required by any Law, regulation and/or regulatory requirement; provided, however, that, before making any such demand, that Lender shall designate a different lending office for monitoring the Loans if the making of such a designation would avoid the need for giving such notice and demand and would not, in the judgment of that Lender, be otherwise disadvantageous to that Lender.

2.19     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)     the Borrower shall have paid to the Facility Agent the assignment fee (if any) specified in Section 11.04;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14 and Section 11.03(a)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with Applicable Law; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (i) the Lender that acts as the Facility Agent may not be replaced hereunder except in accordance with the terms of Section 10.05.

2.20     Defaulting Lenders.

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.02(b).

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Facility Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Facility Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Facility Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent; third, if so determined by the Facility Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of the Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the relevant conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.

(iii)     Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)     Defaulting Lender Cure. If the Borrower, the Facility Agent and each Lender agree in writing that a Lender is no longer a Defaulting Lender, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Facility Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Facility Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Facility Agent or any Lender may have against such Defaulting Lender.

2.21     Increases in Commitments.

(a)     Request for Increase. The Borrower may, by notice to the Facility Agent (who shall promptly notify the Lenders), request up to five increases in the Commitments to finance the acquisition of one or more vessels owned by one or more Additional Guarantors (such increase, an “Incremental Commitment”); provided that such increases shall be in an aggregate amount not exceeding an amount equal to the lesser of (i) $38,800,000 and (ii) 40% of the aggregate Fair Market Value of any additional vessels to be financed by the Incremental Commitment; provided further that  (A) any such request for an increase shall be subject to (x) the prior written consent of all the Lenders and (y) the entry into by the Borrower and the other Security Parties of documentation amending and/or supplementing this Agreement and the other Loan Documents as the Facility Agent may reasonably require, (B) Schedule IV shall be supplemented to provide for a Maximum Vessel Borrowing Amount and the quarterly principal installment amounts for each Vessel being financed, and (C) any such request may not be made on or after the first anniversary of the Closing Date.

(b)     Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person, in each case, that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of all the Lenders. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c)     Terms of Incremental Commitments. The Facility Agent and the Borrower shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase.

In order to effect such increase, the Borrower, the Guarantors, the applicable Incremental Lender(s) and the Facility Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements and/or such other documents as the Facility Agent may reasonably require, each in form and substance reasonably satisfactory to the Facility Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), and each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, for all purposes of this Agreement.

(d)     Conditions to Effectiveness. Notwithstanding the foregoing, any increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i)     no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii)     two valuations, each dated no more than 30 days prior to the Incremental Commitment Effective Date, addressed to the Facility Agent (at the expense of the Borrower) by an Approved Broker indicating the Fair Market Value of each of the Delivered Vessels, each of the Remaining Vessels delivered at the time, and each of the additional vessels to be financed by the Incremental Commitment;

(iii)     the Facility Agent shall have received the documents described in (c) above; and

(iv)     the Facility Agent shall have received such legal opinions and other documents reasonably requested by the Facility Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Facility Agent’s receipt of the documents required by this paragraph (d), the Facility Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

(e)     Green Increase.

(i)     Amounts. Anything contained in this Section 2.21 notwithstanding, the Borrower shall have the option to request a further increase of the Commitments in the manner otherwise set forth above (the “Green Increase”) for the purposes of financing capital expenses in order to upgrade the Vessels into more sustainable vessels (the “Sustainability Option”) subject to (x) the prior written consent of all the Lenders and (y) the minimum amount of such increase being $100,000 per Vessel. Any such Green Increase shall be in the maximum amount of up to $600,000 per Vessel subject to the following limitations: (A) in the case of scrubbers, 50% of the cost of such scrubbers (with characteristics acceptable to the Lenders) shall be in an amount up to $600,000 per Vessel; and (B) in the case of other capital expenses, 50% of the costs of other expenses acceptable to the Lenders for other sustainability initiatives, including for example rotors for wind propulsion, shall be in an amount of up to $350,000 in aggregate.

(ii)     Terms. In order to effect a Green Increase, the Borrower, the Guarantors, the applicable Lender(s) and the Facility Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements and/or such other documents as the Facility Agent may require, each in form and substance satisfactory to the Facility Agent, pursuant to which the applicable Lender(s) will provide such Green Increase upon the terms and conditions therein contained.

(iii)     Fees. Upon the exercise of the Sustainability Option, the Borrower shall pay to the Facility Agent an exercise fee of $10,000 in respect of each Vessel upgraded by Loans made pursuant to a Green Increase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each of the Obligors, jointly and severally, represents and warrants to each Finance Party as of the Closing Date, on the date of each Borrowing Request and on the first day of each Interest Period (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

3.01     Existence, Qualification and Power. Each Obligor (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party or any of the transactions contemplated hereby and thereby, and (c) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.02     Authorization; No Contravention. The execution, delivery and performance by each Obligor of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except Permitted Liens) under, or require any payment to be made under (i) any material Contractual Obligation to which such Obligor is a party or affecting such Obligor or the properties of such Obligor or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Obligor or property belonging thereto is subject or (c) violate any Law.

3.03     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document, except for (a) the filing of Uniform Commercial Code financing statements or other similar filing or instruments under the laws of any applicable jurisdiction, (b) any Vessel Mortgage recording requirements under the relevant jurisdiction of such Vessel registration, and (c) such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and are in full force and effect.

3.04     Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor party thereto. Except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity, the Loan Documents to which each Obligor is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Loan Documents), such Obligor’s legal, valid and binding obligations enforceable against it in accordance with their respective terms.

3.05     Financial Statements; No Material Adverse Effect.

(a)     Financial Statements. The Audited Financial Statement of the Parent and its Subsidiaries was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the Parent and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on March 31, 2017 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the Parent and its Subsidiaries, as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments

(b)     No Material Adverse Change. Since December 31, 2016, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.06     Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of any Obligor, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or any Subsidiary or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

3.07     No Material Adverse Effect; No Default. No Obligor nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

3.08      Property.

(a)        Ownership of Properties.

(i)     No Obligor has created or is contractually bound to create any security interest on or with respect to any of its assets, properties, rights or revenues, in each case, constituting Collateral, except for Permitted Liens, and except as provided in this Agreement no Obligor is restricted by contract, applicable law or regulation or otherwise from creating security interests on any of its assets, properties, rights or revenues, in each case, constituting Collateral.

(ii)     Each Guarantor has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions, necessary to establish, protect and perfect such Guarantor’s right, title and interest in and to the Delivered Vessel owned by it and other properties and assets owned by it, in each case, constituting Collateral (or arrangements for such recordings, filings and other actions acceptable to the Facility Agent shall have been made).

(iii)     Without limiting the generality of Section 3.22 and paragraph (ii) of this Section, at the time of the execution and delivery of each Security Document: (a) the relevant Obligor will have the right to create all the security interests which that Security Document purports to create; and (b) no third party will have any Liens (except for Permitted Liens) or any other interest, right or claim over, in or in relation to any asset to which any such Lien, by its terms, relates.

(b)     Intellectual Property. Except for those with respect to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect, each Obligor owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.

3.09     Taxes.

(a)     As of the Initial Borrowing Date and the date of each relevant Borrowing, all payments which any Obligor is liable to make under any Loan Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any Laws of any Pertinent Jurisdiction.

(b)     The Obligors have each filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)     No material claim for any tax has been asserted against any Obligor by any taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

(d)     The execution, delivery, filing and registration or recording (if applicable) of the Loan Documents and the consummation of the transactions contemplated thereby will not cause any of the Finance Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)     No taxes are required by any governmental authority in any relevant Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Loan Document except any applicable mortgage recording fee in connection with the recording of the Vessel Mortgages in accordance with the relevant Pertinent Jurisdiction of such Vessel registration.

(f)     It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Loan Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Loan Documents.

3.10     Disclosure. As of the Closing Date, each Obligor has disclosed to the Facility Agent all agreements, instruments and corporate or other restrictions to which such Obligor is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of any Obligor to the Facility Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

3.11     Compliance with Laws. Each of the Obligors is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.12     ERISA Compliance.

(a)     Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)     There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)     No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan.

(d)     The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e)     To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure to so comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

3.13     Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Obligor (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Obligor, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of any Obligor.

3.14     Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

3.15     Investment Company, Public Utility. As of the Initial Borrowing Date and the date of each relevant Borrowing, none of the Obligors is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or (b) a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

3.16     PATRIOT Act; Sanctions; Anti-Corruption.

(a)     PATRIOT Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)     Sanctioned Persons. None of the Borrower or any of its Subsidiaries or any director, officer, or to the knowledge of the Borrower, any employee or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly or controlled by one or more Persons that are the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”). None of the Borrower or any of its Subsidiaries is a Person that is, or is owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly or controlled by one or more Persons that are located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(c)     Anti-Corruption Laws. The Borrower and its Subsidiaries and their respective directors, officers and, to the knowledge of the Borrower, employees and Affiliates of the Borrower and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

3.17     ISM Code and ISPS Code Compliance. Each Guarantor has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Vessel owned or to be owned by it and such Vessel’s operation and will be or will cause such Vessel and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

3.18     Solvency. As of the Initial Borrowing Date and the date of each relevant Borrowing, after giving effect to the funding thereof, the Obligors taken as a whole are Solvent.

3.19     Place of Business.

(a)     For the purposes of the Uniform Commercial Code only, the Borrower has its chief executive office at 300 Stamford Place, Stamford, CT 06902. None of the Guarantors has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of United States of America.

(b)     From the date of its incorporation or formation, as the case may be, until the date hereof, neither the Borrower nor any of the Guarantors has conducted any business other than in connection with, or related to, the acquisition and disposition, ownership, and operation of Vessels.

3.20     Ownership.

(a)     All of the Equity Interests of the Borrower have been validly issued, are fully paid and non-assessable and free and clear of all security interests and are owned, directly or indirectly, beneficially by the Parent. All of the Equity Interests of each Guarantor have been validly issued, are fully paid, non-assessable and free and clear of all security interests (other than Permitted Liens) and are owned beneficially and of record by the Borrower.

(b)     None of the Equity Interests of the Obligors are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which such Obligor is a party requiring, and there are no Equity Interests of any Obligor outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of the Obligor or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Obligor.

3.21     Vessels. As of the date of each relevant Borrowing, each relevant Vessel will be: (a) in the sole and absolute ownership of a Guarantor and duly registered in such Guarantor’s name under the law of the Approved Flag, unencumbered save and except for the Vessel Mortgage thereon in favor of the Security Trustee registered against it and Permitted Liens; (b) seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service; (c) insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with; (d) in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and (e) managed by an Approved Manager pursuant to a technical or commercial management agreement.

3.22     The Security Documents.

(a)     Subject to any applicable exceptions set forth herein, upon execution and delivery of each Security Document, there will be created in favor of the Facility Agent or, as the case may be, the Security Trustee, for the benefit of the Finance Parties, a legal, valid and enforceable Lien on, and security interest in, the Collateral described herein and therein and (i) when all financing statements or the other filings in appropriate form are filed and maintained in the appropriate offices as may be required under applicable Laws and (ii) upon the taking of possession or control by the Facility Agent or, as the case may be, the Security Trustee, of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Facility Agent or, as the case may be, the Security Trustee, to the extent required by any Security Document), the Liens created under such Security Document will constitute a fully perfected Lien on all right, title and interest of the applicable Obligors as of the Closing Date or, as the case may be, the date of execution of said Security Document, in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b)     Each Vessel Mortgage, upon execution and delivery thereof, will be effective to create, in favor of the Security Trustee, for its benefit and the benefit of the Finance Parties, a legal, valid and enforceable first priority or first preferred ship mortgage Lien on the Vessel subject to such Vessel Mortgage and the proceeds thereof, subject only to Permitted Liens, and when the Vessel Mortgage is recorded or registered in accordance with the laws of the jurisdiction of the relevant Approved Flag, such Vessel Mortgage shall constitute a fully perfected first priority or first preferred ship mortgage Lien on the Vessel subject to such Vessel Mortgage, in each case, subject to no Liens other than Permitted Liens.

3.23     Use of Proceeds. Each Obligor will, and will cause each of its Subsidiaries to, use the proceeds of the Loans solely for purposes set forth in the Preliminary Statements hereof. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Obligors, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.

ARTICLE IV

CONDITIONS OF LENDING

4.01     Conditions Precedent to First Borrowing. The obligation of each Lender to make any Loan is subject to the conditions precedent that, on or before the date of the first Borrowing, the Facility Agent shall have received, in form and substance satisfactory to the Facility Agent and each Lender (unless otherwise specified):

(a)     certified copies of the resolutions of the member of the Borrower approving (for itself and as sole member of each Guarantor) each Loan Document and each other document contemplated thereby to which any Obligor is or is to be a party, and of all documents evidencing other necessary corporate or company action and governmental approvals of each Obligor, if any, with respect to such Loan Documents and other documents to which it is or is to be a party;

(b)     a certificate of an officer of the Borrower (for itself and as sole member of each Guarantor, as the case may be) certifying the names and true signatures of the respective officers and attorneys-in-fact of each Obligor authorized to sign each Loan Document and each other document contemplated thereby to which it is or is to be a party;

(c)     a copy of the Organizational Documents of each Obligor and each amendment thereto, certified (as of a date reasonably near the Initial Borrowing Date) by an officer of the Borrower (for itself or as sole member of each Guarantor, as the case may be) as being a true and correct copy thereof;

(d)     an original or a certified copy of any power of attorney under which any Loan Document is executed on behalf of a Obligor;

(e)     a copy of a certificate of goodstanding of each Obligor dated as of a date reasonably near the Initial Borrowing Date, certifying that such Obligor is duly formed and in good standing under the laws of its jurisdiction of incorporation;

(f)     copies of all consents which an Obligor requires to enter into, or make any payment under any Loan Document, each certified as of a date reasonably near the date of the Borrowing Request by an authorized person of such party as being a true and correct copy thereof, or certification by such authorized person that no such consents are required;

(g)     such documentation and other evidence as is reasonably requested by the Facility Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Loan Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Facility Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

(h)     evidence that each Obligor has duly opened an Operating Account, the Liquidity Account, the Debt Service Reserve Account, and the BWTS Fund Account, as applicable, and has delivered to the Facility Agent all resolutions, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of such accounts with the Account Bank;

(i)     a duly executed original of each Loan Document not otherwise referred to in this Article IV in effect on the Closing Date, or any other document in effect on the Closing Date required to be delivered by any such Loan Document if not otherwise referred to in this Article IV;

(j)     a copy of the memorandum of agreement (together with all amendments and addenda thereto) for each Delivered and Remaining Vessel, duly executed by the relevant Guarantor and the relevant seller, together with evidence of any address or similar commission arrangements, all of which shall be on terms acceptable to the Facility Agent (certified by an officer of the Borrower to be a true, correct and complete copy thereof);

(k)     two valuations of the Fair Market Value of each of the Delivered Vessels, paid for by the Borrower but addressed to the Facility Agent and dated not more than 30 days before service of the first Borrowing Request;

(l)     a satisfactory review by the Facility Agent’s counsel of the equity structure of the Borrower and each Guarantor; and

(m)     such documents and evidence as any Lender shall reasonably require, based on Applicable Law and such Lender’s own internal guidelines, relating to such Lender’s knowledge of its customers.

4.02     Conditions Precedent to Each Borrowing

(a)     . The obligation of each Lender to make each Loan, including on the Initial Borrowing Date, is subject to the following conditions precedent having been satisfied (or waived in writing by the Facility Agent with the written consent of the Required Lenders) on or prior to the date of the relevant Borrowing:

(a)     the Facility Agent shall have received a Borrowing Request as required by Section 2.02;

(b)     the Borrower shall have paid the fees due and payable pursuant to Section 2.10 and any other fees due and payable pursuant hereto;

(c)     the Facility Agent shall have received forecasts prepared by management of the Borrower pursuant to Section 5.01(e);

(d)     a favorable opinion of Watson Farley & Williams LLP, counsel for the Facility Agent, addressed to the Facility Agent and all other Finance Parties in form and substance satisfactory to the Facility Agent;

(e)     a favorable opinion of Reed Smith LLP, counsel for the Obligors, in respect of the Loan Documents (including, without limitation, the Mortgages) executed in connection with the making of the relevant Borrowing and as to such other matters as the Facility Agent may reasonably request addressed to the Facility Agent and all other Finance Parties in form and substance satisfactory to the Facility Agent;

(f)     evidence that, if the tests set out in Article VII or Section 5.04 were applied immediately following the making of the relevant Borrowing, the Borrower would not be obliged to provide additional security or repay part of the Borrowings as therein provided (determined on the basis of the most recent valuation for each Vessel delivered pursuant to Section 5.03);

(g)     immediately after the making of the relevant Borrowing, no Default shall have occurred and be continuing;

(h)     the representations and warranties contained in Article III shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date;

(i)     the Facility Agent shall have received on or before such Borrowing, a certificate of an officer of the Borrower (for itself and as sole member of each Guarantor), in form and substance satisfactory to the Facility Agent, dated as of the relevant Borrowing (the statements made in such certificate shall be true on and as of the date of such Borrowing), certifying that each document it is required to provide in connection with such Borrowing is in full force and effect as at the date of such Borrowing; and

(j)     to the extent required by any change in applicable law and regulation or any changes in any Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Facility Agent pursuant to Section 4.01(l), such further documents and evidence as the Facility Agent shall reasonably require relating to each Lender’s knowledge of its customers.

The making of each Borrowing hereunder shall be deemed to be a representation and warranty by the Obligors on the date of such Borrowing as to the facts specified in clauses (f) and (g) of this Section 4.02.

4.03     Conditions Precedent to each Borrowing for each Vessel

(a)     . The obligation of each Lender to make a Loan in relation to any Vessel is subject to the following conditions precedent having been satisfied (or waived in writing by the Facility Agent with the written consent of the Required Lenders) on or prior to the relevant Borrowing: the Facility Agent shall have received on or before the date of the relevant Borrowing the following, each dated as of such Borrowing (unless otherwise specified), in form and substance reasonably satisfactory to the Lenders (unless otherwise specified):

(a)     a Vessel Mortgage relating to the relevant Vessel, duly executed by the relevant Guarantor;

(b)     an Assignment of Earnings relating to the relevant Vessel, duly executed by the relevant Guarantor;

(c)     an Assignment of Insurances relating to the relevant Vessel, duly executed by the relevant Guarantor, together with a signed notice of assignment, substantially in the form attached thereto;

(d)     A Letter of Undertaking relating to the relevant Vessel, provided by the relevant approved broker and with such approved insurance companies and/or underwriters;

(e)     a Manager’s Undertaking relating to the relevant Vessel, duly executed by each Approved Manager of such Vessel;

(f)     evidence of insurance in respect of the relevant Vessel naming the Facility Agent as loss payee and, with respect to hull and machinery insurances, as co-assured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is required pursuant to this Agreement and the relevant Vessel Mortgage;

(g)     a favorable opinion from an independent insurance consultant reasonably acceptable to the Facility Agent on such matters relating to the insurances for the relevant Vessel as the Facility Agent may reasonably require;

(h)     a Certificate of Ownership and Encumbrance (or equivalent) issued by the maritime administrator for the Marshall Islands (or other relevant authority) stating that the relevant Vessel is owned by the relevant Guarantor and that there are on record no Liens on such Vessel except the relevant Vessel Mortgage;

(i)     evidence of the completion of all other recordings and filings of, or with respect to, the Security Documents executed in connection with the making of the relevant Borrowing that the Facility Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby, including under the Uniform Commercial Code of New York or such other jurisdiction where the relevant Guarantor and/or any Collateral may be located;

(j)     a copy of a certificate duly issued by the Classification Society, dated within seven (7) days of the relevant Borrowing, to the effect that the relevant Vessel has received the highest classification and rating for vessels of the same age and type, free of all overdue recommendations and overdue notations of the Classification Society affecting class;

(k)     evidence that the relevant Vessel will, as from the date of the relevant Borrowing, be managed by an Approved Manager on terms reasonably acceptable to the Facility Agent, together with copies of the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in respect of such relevant Vessel;

(l)     a copy of any charter for a term which exceeds, or by virtue of any optional extensions may exceed, twelve (12) months to which the relevant Vessel is subject as of the date of the relevant Borrowing;

(m)     if applicable, a Charter Assignment relating to the relevant Vessel, duly executed by the relevant Guarantor, together with a signed notice of assignment, substantially in the form attached thereto;

(n)     evidence that the Green Passport relating to the relevant Vessel is in place; and

(o)     such other certificates relating to the relevant Vessel, or the operation thereof, as may be reasonably requested by the Facility Agent.

4.04     Conditions Precedent to each Borrowing for a Remaining Vessel. The obligation of each Lender to make a Loan in relation to any Remaining Vessel is subject, in addition to the conditions precedent set forth in Section 4.03, to the following conditions precedent having been satisfied (or waived in writing by the Facility Agent with the written consent of the Required Lenders) on or prior to the date of the relevant Borrowing: the Facility Agent shall have received on or before the date of the relevant Borrowing the following, each dated as of the date of such Borrowing (unless otherwise specified), in form and substance satisfactory to the Facility Agent (unless otherwise specified):

(a)     two valuations, each dated no more than 30 days before the service of the relevant Borrowing Request, addressed to the Facility Agent (at the expense of the Borrower) by an Approved Broker indicating the Fair Market Value of the relevant Remaining Vessel;

(b)     such evidence as the Facility Agent and its counsel shall require in relation to the due authorization and execution by the relevant seller of the memorandum of agreement relating to the relevant Remaining Vessel and all documents to be executed by the relevant seller pursuant thereto; and

(c)     evidence that (A) the relevant Remaining Vessel has been unconditionally delivered by the relevant seller to the relevant Guarantor in accordance with all the terms of the relevant memorandum of agreement, warranted free and clear of all Liens, (B) the relevant seller shall have been paid in full under the terms of the relevant memorandum of agreement; and (C) the relevant Remaining Vessel has been duly registered in the ownership of the relevant Guarantor under the Laws of the Approved Flag.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full (other than contingent indemnification or reimbursement obligations), the Borrower and each of the Guarantors, as the case may be, covenants and agrees with each Finance Party that:

5.01     Financial Statements. The Borrower will furnish to the Facility Agent:

(a)     as soon as available, and in any event within 120 days after the end of each fiscal year) (commencing with the fiscal year ending on December 31, 2017), a consolidated balance sheet of the Parent and its Subsidiaries, and of the Borrower and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited, or if audited form is not reasonably available in the case of the Borrower and its Subsidiaries, then unaudited, and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries and of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied;

(b)     as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending on June 30, 2017), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes;

(c)     as soon as available, but in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending on June 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and

(d)     as soon as available, but in any event prior to the beginning each fiscal year, forecasts prepared by management of the Borrower and its Subsidiaries and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Facility Agent, including projected consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year.

5.02     Certificates; Other Information. The Borrower will deliver to the Facility Agent:

(a)     [intentionally omitted];

(b)     concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed certificate signed by a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating (i) at the end of each fiscal quarter, compliance with Article VII and (ii) at the end of the second and fourth fiscal quarters of each fiscal year only, compliance with Section 5.04;

(c)     promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;

(d)     promptly after following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them, as the Facility Agent or any Lender (through the Facility Agent) may from time to time reasonably request;

(e)     promptly following any request by the Security Trustee therefor, with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of: (i) obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or (ii) effecting, maintaining or renewing any such insurances or dealing with or considering any matters relating to any such insurances;

(f)     promptly following any request therefor, such other information regarding: (i) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (ii) any Vessel, its employment, position and engagements, Earnings, payments and amounts due to any its master and crew, expenses incurred, towages and salvages, or its charter or management, or (iii) compliance with the terms of the Loan Documents, as the Facility Agent, Security Trustee, or any Lender (through the Facility Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent). The Facility Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

5.03    Vessel Valuations. The Borrower, at its expense, shall procure at least two written appraisal reports to be made by an Approved Broker, dated no earlier than 30 days prior to its delivery to the Facility Agent, indicating the Fair Market Value of: (a) all Vessels subject to a Vessel Mortgage, for inclusion with the certificate delivered with the first and third quarterly financial statements required to be delivered under Section 5.02(b); (b) each Delivered Vessel on or before the giving of the first Borrowing Request; (c) any relevant Remaining Vessel on or before the giving of a Borrowing Request for a Borrowing to finance such Remaining Vessel; (d) all Vessels on or before the date on which the Borrower elects to increase the Commitments pursuant to Section 2.21(a).

5.04     Vessel Value Maintenance. Each Obligor will ensure that the aggregate Fair Market Value of the Vessels subject to a Vessel Mortgage (plus the market value of any additional security for the time being actually provided to the Lenders pursuant to this Section 5.04) is at all times not less than one hundred fifty percent (150%) of the aggregate outstanding principal amount of the Loans. If the Obligors at any time shall not be in compliance with the preceding sentence, and in any event within thirty (30) days of being notified by the Facility Agent of such noncompliance (which notification shall be conclusive and binding on the Obligors), the Obligors shall (a) prepay (subject to, and in accordance with Section 2.07, provided, however, no prepayment fee shall apply under section 2.10) such part of the Loans as will ensure compliance with this Section 5.04; or (b) provide the Security Trustee with, or procure the provision to the Lenders of, such additional security as shall in the opinion of the Required Lenders be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into between such parties as the Required Lenders in their absolute discretion may approve or require, (and, if the Obligors do not make proposals satisfactory to the Required Lenders in relation to such additional security within five (5) days of the date of the Facility Agent’s notification to the Obligors aforesaid, the Obligors shall be deemed to have elected to prepay in accordance with (a) above).

5.05     Notices. The Borrower will promptly notify the Facility Agent of:

(a)     the occurrence of any Default;

(b)     the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, any Obligor, or any Affiliate thereof including pursuant to any applicable Sanctions or Environmental Laws, that could reasonably be expected to result in a Material Adverse Effect;

(c)     the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(d)     notice of any action arising under any Environmental Law or of any noncompliance by any Obligor with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)     any material change in accounting or financial reporting practices by the Borrower or any Subsidiary, other than as permitted by Clause 1.03(b);

(f)     any occurrence as a result of which any Vessel owned has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(g)     any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with;

(h)     any arrest or detention of any Vessel, any exercise or purported exercise of any security interest on that Vessel or the Earnings or any requisition of that Vessel for hire;

(i)     any intended dry docking of any Vessel;

(j)     any claim for breach of the ISM Code or the ISPS Code being made against any Obligor, the Approved Manager or otherwise in connection with any Vessel;

(k)     any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with; and

(l)      [intentionally omitted];

(m)     any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

5.06     Preservation of Existence, Etc. Each Obligor will (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable for (i) such Obligor to perform its obligations under this Agreement and all other Loan Documents and (ii) the operation of the Vessels, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.07     Intentionally Omitted.

5.08    Maintenance of Properties. Each Obligor will (a) maintain, preserve and protect all of its properties and equipment, other than Vessels, necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent, in either case, that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.09     Insurances. Each Obligor will:

(a)     maintain with financially sound and reputable insurance companies, insurance with respect to any of its properties, other than the Vessels, and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such Persons;

(b)     keep the Vessel owned by it insured at its expense against: (i) fire and usual marine risks (including hull and machinery, hull interest/increased value, freight interest and excess risks); (ii) war risks (including terrorism, piracy, and confiscation); (iii) protection and indemnity risks (including maximum for pollution liabilities); and (iv) any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Guarantor to insure and which are specified by the Security Trustee by notice to that Guarantor;

(c)     affect such insurances in respect of the Vessel owned by it:

(i)     (A) in Dollars; (B) in each case, in an amount on an agreed value basis at least the great of: (1) the Fair Market Value of the Vessels and (2) 120% of the Loans; (C) in respect of any obligatory insurances for hull and machinery, in an amount on an agreed value basis at least the greater of: (1) the aggregate of the Loans and (2) 80% of the Fair Market Value of the Vessels, while the remaining cover may be taken out as hull interest and/or freight interest insurance; (D) in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market; (E) in relation to protection and indemnity risks in respect of the full tonnage of the Vessel owned by it; (F) on approved terms; and (G) through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs, such approval not to be unreasonably withheld or delayed;

(ii)     (A) subject always to paragraph (B), name that Guarantor as the sole named assured unless the interest of every other named assured is limited: (1) in respect of any obligatory insurances for hull and machinery and war risks; to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and (2) in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it; and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Guarantor and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances; (B) whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance; (C) name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify; (D) provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever; (E) provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Finance Party; and (F) provide that the Security Trustee may make proof of loss if that Guarantor fails to do so;

(d)     (i) at least 21 days before the expiry of any obligatory insurance: (A) notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Guarantor proposes to renew that obligatory insurance and of the proposed terms of renewal; and (B) obtain the Security Trustee’s approval to the matters referred to in paragraph (A); (ii) at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (i); and (iii) procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal;

(e)     ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect; and

(f)     punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

5.10     Insurance Documentation; Letters of Undertaking; Certificates. Each Obligor will:

(a)     ensure that all approved brokers and with approved insurance companies and/or underwriters provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form reasonably required by the Security Trustee and including undertakings by the approved brokers and with approved insurance companies and/or underwriters (“Letters of Undertaking”) that: (i) they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Assignment of Insurances for that Guarantor’s Vessel; (ii) they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause; (iii) they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers; (iv) they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Guarantor or its agents; and (vi) they will not set off against any sum recoverable in respect of a claim relating to the Vessel owned by that Guarantor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of nonpayment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Vessel forthwith upon being so requested by the Security Trustee;

(b)     on the Initial Borrowing Date, and thereafter upon either (i) request by the Facility Agent or (ii) material change to the insurance terms, ensure that the Facility Agent is provided with a favorable opinion from an independent insurance consultant acceptable to the Facility Agent on such matters relating to the insurances for the relevant Vessel as the Lenders may require; and

(c)     ensure that any protection and indemnity and/or war risks associations in which the Vessel owned by it is entered provides the Security Trustee with: (i) a certified copy of the certificate of entry for that Vessel; and (ii) a letter or letters of undertaking in the form customarily provided by the International Group of P&I Clubs.

5.11     Mortgagee’s Insurance. The Security Trustee shall, to the extent commercially available, effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks/rights/war risks (including terrorism, piracy and confiscation) insurance in such amounts (not to exceed 120% of the Loans), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider necessary and the Obligors, jointly and severally, shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

5.12     Maintenance of Security Interests. Each Obligor will: (a) at its own cost, do all that it reasonably can to ensure that any Security Document validly creates the obligations and the security interests which it purports to create; and (b) without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enroll any Security Document with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of any Security Document, give any notice or take any other step which, in the reasonable opinion of the Security Trustee, acting with the instruction of the Required Lenders, is or has become necessary for any Security Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any security interest which it creates.

5.13     Earnings Payments. Each Obligor shall deposit and cause to be deposited all of its Earnings into its Operating Account.

5.14     Payment of Obligations. Each Obligor will pay, discharge or otherwise satisfy as the same shall become due and payable, all of its material obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.15     Vessel Registration. Each Guarantor shall: (a) keep the Vessel owned by it registered in its name under the law of an Approved Flag; (b) not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and (c) not, without the prior written consent of the Facility Agent, change the name or, without the prior written consent of the Lenders, change the port of registry on which such Vessel was registered when it became subject to a Vessel Mortgage.

5.16     Vessel Repair. Each Guarantor shall keep the Vessel owned by it in a good and safe condition and state of repair: (a) consistent with first class ship ownership and management practice; (b) so as to maintain the highest class for that Vessel with the Classification Society, free of material overdue recommendations, adverse notations and conditions affecting that Vessel’s class; and (c) so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Vessel is registered or to vessels trading to any jurisdiction to which that Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

5.17     Classification Society Instructions and Undertakings. Each Guarantor shall instruct the Classification Society (and procure that the Classification Society undertakes with the Security Trustee): (a) to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to that Guarantor’s Vessel; (b) to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Guarantor and the Vessel owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise; (c) to notify the Security Trustee promptly in writing if the Classification Society: (i) receives notification from that Guarantor or any other person that that Vessel’s Classification Society is to be changed; or (ii) becomes aware of any facts or matters which may result in or have resulted in a condition of class or a recommendation, or a change, suspension, discontinuance, withdrawal or expiry of that Vessel’s class under the rules or terms and conditions of that Guarantor’s or that Vessel’s membership of the Classification Society; (d) following receipt of a written request from the Security Trustee: (i) to confirm that that Guarantor is not in default of any of its Contractual Obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; and (ii) if that Guarantor is in default of any of its Contractual Obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

5.18     Charters; Charter Assignments; Assignments of Earnings. Each Guarantor shall: (a) furnish promptly to the Facility Agent a true and complete copy of any demise charter and any time or consecutive voyage charter for a term which exceeds, or by virtue of any optional extensions may exceed, twelve (12) months for the Vessel owned by it (other than a charter pursuant to an Approved Pooling Arrangement), all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and (b) in respect of any such charter, execute and deliver to the Facility Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Facility Agent a consent and acknowledgement to such Charter Assignment in the form required thereby.

5.19     Compliance with Laws. Each Obligor will comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business generally or to the ownership, employment, operation and management of any Vessel, including but not limited to the ISM Code and the ISPS Code, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.20     [Intentionally omitted].

5.21     Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Obligor will, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the Vessel facilities or operations of any Obligor, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the Vessel facilities or real properties of any Obligor.

5.22     Books and Records. Each Obligor will maintain, and cause to be maintained, proper books of record and account, in which full, true and correct entries, in conformity with GAAP as in effect from time to time, consistently applied shall be made of all financial transactions and matters involving the assets and business of such Obligor.

5.23     Inspection Rights. Each Obligor will:

(a)     permit representatives and independent contractors of the Facility Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of such Obligor and at such reasonable times during normal business hours and as often as may be reasonably requested following 15 Business Days’ prior notice by the Facility Agent (acting on instructions of the Required Lenders); and

(b)     permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Obligors) to board any Vessel, at all reasonable times with 15 Business Days’ prior notice to the relevant Guarantor to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections, 1 such inspections per year to be at the reasonable expense of the Borrower, after which such additional inspections to be at the expense of the Lenders;

provided that, other than with respect to such visits and inspections during the occurrence and continuation of an Event of Default, the Facility Agent and the Lenders shall not exercise such rights more often than 1 time during any calendar year; provided, further, that when an Event of Default has occurred and is continuing the Facility Agent, the Security Trustee or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of such Obligor and at any time during normal business hours with advance notice.

5.24     Surveys. Each Guarantor, at its sole expense, shall submit the Vessel owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, at that Guarantor’s sole expense, with copies of all survey reports.

5.25     Notice of Mortgage. Each Guarantor shall keep the Vessel Mortgage recorded against the Vessel owned by it as a valid first priority or preferred mortgage, carry on board that Vessel a certified copy of the Vessel Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Vessel a framed printed notice stating that such Vessel is mortgaged by that Guarantor to the Security Trustee.

5.26     Green Passport. Each Guarantor will, at all times after the Closing Date (inclusive), procure that the Vessel owned by it maintains and carries on board a Green Passport, or equivalent document acceptable to the Facility Agent.

5.27     Intentionally Omitted.

5.28     Prevention of and Release from Arrest. Each Guarantor shall promptly discharge: (a) all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel owned by it, the Earnings or the Insurances; (b) all taxes, dues and other amounts charged in respect of the Vessel owned by it, the Earnings or the Insurances; and (c) all other accounts payable whatsoever in respect of the Vessel owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Vessel owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Guarantor shall procure its release by providing bail or otherwise as the circumstances may require within 45 days of such arrest or detention.

5.29      Use of Proceeds. Each Obligor will use the proceeds of the Loans only for the purposes set forth in Section 3.23.

5.30     Subordination of Loans. Each Obligor will cause all loans made to it by any Affiliate, and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, to be fully subordinated to all Obligations pursuant to a subordination agreement in a form approved by the Facility Agent providing that such loans and other obligations shall be subject and subordinate to the prior payment in full of the Obligations.

5.31     Anti-Corruption Laws. Each Obligor will maintain in effect policies and procedures designed to promote compliance by such Obligor, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

5.32     “Know Your Customer” Documentation. Each Obligor will produce such documents and evidence as the Facility Agent and each Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time relating to each Lender’s knowledge of its customers.

5.33     Asset Control. Each Obligor shall ensure that: (a) it is not (i) 50% or more owned, directly or indirectly, by one or more Prohibited Persons in the aggregate, or (ii) controlled by a Prohibited Person, or (iii) acting directly on behalf of a Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent such action would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom; (b) it does not own or control a Prohibited Person; (c) to its knowledge, it is not acting indirectly for the benefit of a Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent that such action would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom; (d) no proceeds of any Borrowing (i) shall be made available directly to a Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent that such action would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom, or (ii) otherwise shall be directly applied in a manner or for a purpose prohibited by Sanctions; and (e) to its knowledge, no proceeds of any Borrowing (i) shall be made available indirectly to or for the benefit of a Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent that such action would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom, or (ii) otherwise shall be indirectly applied in a manner or for the purpose prohibited by Sanctions.

5.34     Scrapping. The Obligors shall develop and implement a policy that any scrapping of a Vessel is conducted in compliance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ship and with the guidelines issued by the IMO in connection with such Convention.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full (other than contingent indemnification or reimbursement obligations), the Obligors covenant and agree with the Finance Parties that:

6.01     Indebtedness. No Guarantor will create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness under the Loan Documents;

(b)     Indebtedness to any Obligor, subject to the provisions of Section 5.30;

(c)     Guarantees of any Obligor in respect of Indebtedness otherwise permitted hereunder of any Guarantor;

(d)     Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business; and

(e)     Indebtedness owing to Affiliates provided that such Indebtedness is subordinated on terms and conditions acceptable to the Facility Agent and subject in right of payment to the prior payment in full of all amounts outstanding under this Agreement and the Notes.

6.02     Liens. No Guarantor will create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, including any Vessel, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):

(a)     Liens securing Indebtedness permitted under Section 6.01(a);

(b)     Liens existing on the date hereof reasonably acceptable to the Facility Agent (acting on the instructions of the Lenders) and listed on Schedule V; and

(c)     Liens arising in the ordinary course of business securing Indebtedness and other obligations (i) not exceeding 30 days overdue, and (ii) in an aggregate amount not exceeding $1,250,000 per Vessel at any time outstanding;

(d)     Liens in favor of the Account Bank in respect of its customary charges in maintaining the Operating Accounts or any of them or for reimbursement for reversal of any provisional credits granted by the Account Bank to any Operating Account, to the extent, in each case, that any of the Obligors have not separately paid or reimbursed the Account Bank therefor; and

(e)     Liens imposed by law for Taxes that are not required to be paid pursuant to Section 5.14.

6.03     Fundamental Changes. None of the Obligors will, without the prior written approval of all Lenders, merge, dissolve, liquidate, consolidate with or into another Person (including in relation to the Acquisition of the Legacy Fleet or any part thereof), or Dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)     the Borrower may merge with any Person other than a Guarantor so long as the Borrower shall be the continuing or surviving Person provided that in respect of an Acquisition relating to the Legacy Fleet or any part thereof, the prior written consent of the Lenders shall be obtained at all times; and

(b)     any Guarantor may sell the Vessel owned by it, and the Borrower may sell any Guarantor, pursuant to the terms of this Agreement and so long as the Obligors comply with the mandatory prepayment provisions of Section 2.07, upon which such Guarantor shall be released as a Guarantor hereunder.

6.04     Restricted Payments. The Borrower will not, and will not permit any Obligor to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)     each Obligor may make Restricted Payments to any Obligor including in accordance with Section 7.03;

(b)     the Borrower may distribute the proceeds of any Borrowing in connection with the refinancing or reimbursing the acquisition of any Vessel to the Parent;

(c)     on or prior to the First Repayment Date, the Borrower may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests only if, after giving effect thereto, (A) the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made on or prior to the First Repayment Date does not exceed 50% of Consolidated Net Income of the Borrower and its Subsidiaries as at the date of declaration of such dividend or the completion of such purchase, redemption, retirement or acquisition; (B) the Borrower shall have cash or Cash Equivalents in an amount not less than $1,500,000 per vessel owned by the Borrower or any of its Subsidiaries; (C) the Borrower shall be in compliance with Sections 7.01 and 7.03 and ; and (D) the Debt Service Reserve Account contains a balance of not less than $600,000 per Vessel subject to a Vessel Mortgage; and

(d)     after the First Repayment Date, the Borrower may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests only if, after giving effect thereto, (A) the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions does not exceed 50% of Consolidated Net Income of the Borrower and its Subsidiaries as at the date of declaration of such dividend or the completion of such purchase, redemption, retirement or acquisition; (B) the Borrower shall be in compliance with Sections 7.01 and 7.03; and (C) if and only if prior to the Debt Service Reserve Release Date, the Debt Service Reserve Account contains a balance of not less than $600,000 per Vessel subject to a Vessel Mortgage.

6.05     Investments. No Guarantor will make any Investment, except:

(a)     Investments held by such Obligor in the form of Cash Equivalents; and

(b)     to the extent constituting an Investment, transactions otherwise permitted by Sections 6.01or 6.06.

6.06     Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than: (a) in the ordinary course of business, on fair and reasonable terms substantially as favorable, taken as a whole, to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that any Indebtedness owing by the Borrower to any Guarantor shall be subordinated on terms and conditions acceptable to the Facility Agent and subject in right of payment to the prior payment in full of all amounts outstanding under this Agreement and the Notes; (b) transactions permitted pursuant to Section 6.01 through Section 6.05 above; (c) the transactions contemplated by the Loan Documents, (d) the payment or reimbursement of the Borrower's and its Subsidiaries’ pro rata share of expenses for shared personnel, office facilities, and administrative overhead of the Parent and its subsidiaries, as fairly and reasonably allocated by the Parent; and (e) management services on economic terms at least as favorable to the Guarantors as those set forth on Schedule VI.

6.07     Changes in Fiscal Periods. The Borrower will not permit the last day of its fiscal year to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.

6.08     Changes in Nature of Business. No Obligor will, without the prior written consent of the Lenders, engage to any material extent in any business other than those businesses conducted by each Obligor on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

6.09     Changes in Name; Organizational Documents Amendments. No Obligor will permit any change to its entity name or any amendment of its Organizational Documents.

6.10     Place of Business. Except for as specified in Section 3.19, no Obligor will establish or change any place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America unless thirty (30) days’ prior written notice of such establishment is given to the Facility Agent.

6.11     Change of Control; Negative Pledge. No Obligor will permit any act, event or circumstance that would result in a Change of Control. The Borrower shall not permit any pledge or assignment of a Guarantor’s Equity Interests except in favor of the Security Trustee to secure the Obligations.

6.12     Restriction on Chartering. No Guarantor will, without the consent of the Required Lenders, which consent shall not unreasonably be withheld (i) let any Vessel on demise charter for any period; (ii) enter into any time or consecutive voyage charter in respect of any Vessel for (A) a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months, and (B) which would result in the chartering of a greater number of vessels than Vessels owned by the Guarantors at the time; (iii) de-activate or lay up any Vessel; or (iv) put any Vessel into the possession of any Person for the purpose of work being done upon her in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency).

6.13     Lawful Use. No Guarantor will permit any Vessel to be employed: (a) in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country; (b) in carrying illicit or prohibited goods; (c) in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or (d) in carrying contraband goods; and the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen including participation in industry or other voluntary schemes available to the Vessel and in which leading operators of vessels operating under the same flag or engaged in similar trades generally participate at the relevant time

6.14     Approved Manager. No Guarantor will employ a manager of a Vessel other than an Approved Manager, or change the terms and conditions of the management of such Vessel in any material respect other than upon such terms and conditions as the Required Lenders shall approve.

6.15     Insurances. No Guarantor will:

(a)     agree to any amendment or supplement (other than related confirmations) to, or waive or fail to enforce, any obligatory insurance or material provisions thereof;

(b)     do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular: (i) each Guarantor shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval; (ii) no Guarantor shall make any changes relating to the classification or classification society or manager or operator of the Vessel owned by it unless approved by the underwriters of the obligatory insurances; (iii) each Guarantor shall make (and promptly supply copies to the Facility Agent and/or Security Trustee of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and (iv) no Guarantor shall employ the Vessel owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify; or

(c)     settle, compromise or abandon any claim under any obligatory insurance for Total Loss without the consent of the Security Trustee (not to be unreasonably withheld or delayed), and if so requested by the Security Trustee shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

6.16     Modification; Removal of Parts. No Guarantor will (a) make any modification or repairs to, or replacement of, the Vessel owned by it or equipment installed on that Vessel which would or is reasonably likely to materially alter the structure, type or performance characteristics of that Vessel or materially reduce its value; or (b) remove any material part of the Vessel owned by it, or any item of equipment installed on, that Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any security interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Vessel, the property of that Guarantor and subject to the security constituted by the Vessel Mortgage, provided that a Guarantor may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel owned by it.

6.17     Sanctions.

(a)     No Obligor will, directly or, to its knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(b)     Without limiting paragraph (a) above, no Obligor shall charter or, to its knowledge, permit the charter of a Vessel to a Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent that such charter would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom.

(c)     None of the Obligor’s funds that are used to repay any obligation under the Credit Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Prohibited Person provided that, solely in the case of sectoral sanctions relating to Russia, only to the extent that such would be prohibited if the Obligor were resident or organized in the United States, the European Union or the United Kingdom.

ARTICLE VII

FINANCIAL COVENANTS

7.01     Financial Covenants.

(a)     Minimum Liquidity. The Borrower shall maintain, at all times after the Initial Borrowing Date, free cash or Cash Equivalents (exclusive of any balance held in the Debt Service Reserve Account) in an amount of $600,000 in respect of each Vessel subject to a Vessel Mortgage, to be held in the Liquidity Account.

(b)     Minimum Consolidated Liquidity. The Borrower shall maintain, at all times after the Initial Borrowing Date, free cash or Cash Equivalents held by the Borrower and its Subsidiaries in an amount not less than the greater of (i) $7,500,000 or (ii) 12% of Consolidated Total Debt.

(c)     Consolidated Tangible Net Worth. The Borrower shall maintain, at all times after the Initial Borrowing Date, a ratio of Consolidated Tangible Net Worth to Consolidated Total Assets of not less than 0.35 to 1.00.

(d)     Consolidated Interest Coverage Ratio. The Borrower shall maintain a Consolidated Interest Coverage Ratio:

(i)      not less than 2.00 to 1.00 calculated on a trailing two fiscal quarter basis for the fiscal quarter ending on the second anniversary of the Closing Date;

(ii)     not less than 2.25 to 1.00 calculated on a trailing three fiscal quarter basis for the first fiscal quarter ending after the second anniversary of the Closing Date; and

(iii)     not less than 2.50 to 1.00 calculated on a trailing four fiscal quarter basis for the second fiscal quarter ending after the second anniversary of the Closing Date and each fiscal quarter ending thereafter;

(iv)     provided, however, the ratio specified in Section 7.01(d)(iii) shall apply to each fiscal quarter ending after the Debt Service Reserve Release Date.

7.02     Debt Service Reserve. At the time a Borrowing is made for a Vessel, the Borrower shall deposit into the Debt Service Reserve Account an amount of $600,000 in respect of such Vessel. In the event that there is insufficient liquidity (in excess of the level required to be maintained under Section 7.01(b)), the Borrower may withdraw from the Debt Service Reserve Account any amounts necessary in order to repay the Loans and to pay any interest in accordance with the provisions of Section 2.06 and 2.09. Any amounts held in the Debt Service Reserve Account shall be released on the later of (a) the First Repayment Date or (b) the date on which the Borrower shall have maintained a Consolidated Interest Coverage Ratio of 3.00 to 1.00 calculated on a trailing four fiscal quarter basis (the “Debt Service Reserve Release Date”).

7.03     Ballast Water Treatment System Fund.

(a)     Prior to the Initial Borrowing Date, the Borrower shall deposit into the BWTS Fund Account an amount of $4,550,000 (the “BWTS Fund”) in order to fund the anticipated cost of installing any required ballast water treatment systems in seven (7) Vessels.

(b)     The BWTS Fund shall be released to the Borrower upon receipt by the Facility Agent of reasonably acceptable documentation of the cost to complete, evidence of the completion of the installation of the ballast water treatment system, or granting of an extension in respect of any relevant Vessel as follows: (i) an amount up to $650,000 to pay or to reimburse an Obligor the actual documented costs incurred or to be incurred for such installation in such Vessel, (ii) if the costs incurred or to be incurred for such installation are lower than $650,000 for such Vessel, the difference shall be released to the Borrower and (iii) if the relevant regulatory authorities grant an extension on the requirement for the installation of the ballast water treatment system, which extension shall run for a period eighteen (18) months after completion of the first special survey of such Vessel, an amount equal to $650,000 shall be released to the Borrower at the time such extension is granted.  Anything contained in this Agreement to the contrary notwithstanding, (i) any amounts released to the Borrower from the BWTS Fund Account may be distributed to the Parent and (ii) any balance remaining in the BWTS Fund Account on or after the First Repayment Date, shall be released to the Borrower, and, so long as no Event of Default has occurred and is continuing, the Borrower may distribute the amount of such balance to the Parent, so long as, after such release, the Borrower and its Subsidiaries maintain cash or Cash Equivalents, in an aggregate amount at least equal to $1,500,000 per Vessel subject to a Vessel Mortgage.

7.04     Financial Covenant Cures.

In addition to any other cure rights provided in this Agreement, in the event the Borrower fails to comply with any of the covenants set forth in Section 5.04 or Section 7.01, 7.02 or 7.03 above (collectively, the “Financial Covenants”), as of the end of any fiscal quarter (a “Shortfall Fiscal Quarter”), the Borrower shall have the right to cure the Event of Default (an “Equity Cure”) resulting from such failure by causing the Parent to contribute cash equity (a “Specified Contribution”) to the Borrower within ten (10) Business Days after the date for required delivery of the financial statements set forth in Section 5.01(a) or 5.01(b), as applicable, subject to the following conditions:

(a)     the Borrower shall provide the Facility Agent with written notice of their intention to make an Equity Cure on the date for required delivery of the financial statements set forth in Section 5.01(a) or 5.01(b), as applicable, and, upon receipt of such notice by the Facility Agent, no Event of Default shall be deemed to have occurred prior to the time provided for the Borrower to complete an Equity Cure prior to the deadline set forth hereunder;

(b)     the amount of any Specified Contribution shall be not less than the amount necessary for the Borrower to have been in compliance with the Financial Covenants as of the end of the Shortfall Fiscal Quarter;

(c)     the Borrower shall use the proceeds of the Specified Contribution first to cure any breach under Sections 7.01(a) and 7.01(b) and the balance, if any, to prepay the Loans;

(d)     Equity Cures shall not occur (i) in consecutive fiscal quarters, (ii) more than two times in any four consecutive fiscal quarter period or (iii) more than five times in the aggregate;

(e)     the certificate delivered in accordance with Section 5.02(a) for the Shortfall Fiscal Quarter, in addition to all other requirements thereof, or a separate certificate of an authorized officer delivered with notice of the Borrower’s intent to make an equity cure, as applicable, shall (i) specify that an Equity Cure is occurring and the amount of the Specified Contribution with respect thereto, and (ii) show a recalculation of the applicable Financial Covenants after giving effect to the Specified Contribution; and

(f)     any Financial Covenant non-compliance that is cured in accordance with the foregoing shall be considered cured for all purposes hereunder and under the other Loan Documents, and no Default or Event of Default resulting solely from such financial covenant non-compliance shall be deemed to have occurred.

ARTICLE VIII

GUARANTY

8.01     Guaranty. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Finance Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium (if any) and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Finance Parties in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Notwithstanding the foregoing, “Guaranteed Obligations”, with respect to any Guarantor, shall not include any Excluded Swap Obligations of such Guarantor. Each Guarantor hereby agrees that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.02     Obligations Unconditional. The obligations of the Guarantors under Section 8.01 shall constitute a guaranty of payment and performance and not of collection and, to the fullest extent permitted by applicable Laws, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full in cash of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above: (a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived; (b) any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted; (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or (d) any Lien or security interest granted to, or in favor of, any Finance Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Finance Party exhaust any right, power or remedy or proceed against any Obligor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Finance Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Finance Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Finance Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Finance Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Finance Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

8.03     Reinstatement. The obligations of the Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Security Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.04     Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification or reimbursement obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 8.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

8.05     Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 8.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.01.

8.06     Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Facility Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

8.07     Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

8.08     General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Laws affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Security Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 8.04 and 8.09, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

8.09     Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.04. The provisions of this Section 8.09 shall in no respect limit the obligations and liabilities of any Guarantor to any Finance Party, and each Guarantor shall remain liable to the Finance Parties for the full amount guaranteed by such Guarantor hereunder.

8.10     Set-off. If any of the Guarantors shall fail to pay any of its obligations hereunder when the same shall become due and payable, each Finance Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by each Finance Party to or for the Guarantor’s credit or account against any and all of the Guaranteed Obligations, whether or not any Lender shall have made any demand under this Guaranty. Each Finance Party agrees promptly to notify the relevant Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Finance Parties under this paragraph are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which any Finance Party may have.

8.11     Keepwell. Each Obligor that is a Qualified ECP Guarantor at the time this Agreement or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article VIII voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

8.12     Parallel Liability.

(a)     Each Obligor irrevocably and unconditionally undertakes to pay to the Security Trustee an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(b)     The parties hereto agree that:

(i)     an Obligor's Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii)     an Obligor's Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii)     an Obligor's Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Obligor to the Security Trustee (even though that Obligor may owe more than one Corresponding Liability to the Finance Parties under the Loan Documents) and an independent and separate claim of the Security Trustee to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv)     for purposes of this Clause 8.12, the Security Trustee acts in its own name and not as agent, representative or trustee of the Finance Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any security interest securing a Parallel Liability on trust.

ARTICLE IX

EVENTS OF DEFAULT

9.01     Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)     the Borrower or any other Security Party fails to pay when due any sum payable under a Loan Document or under any document relating to a Loan Document or, only in the case of sums payable on demand, within five (5) Business Days after the date when first demanded, provided that if such failure to pay a sum when due is solely the result of an administrative or technical error, it shall not constitute an Event of Default unless such failure continues unremedied for more than three (3) Business Days from the occurrence thereof;

(b)     Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Security Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect or misleading) when made or deemed made;

(c)      any Obligor shall fail to perform or observe any term, covenant or agreement contained in Articles VI and VII or in Sections 5.01, 5.04, 5.09, 5.10, 5.31, or 5.33 to be observed by it;

(d)     any Obligor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those specified in paragraphs (a) through (c) above) if such failure shall remain unremedied (A) beyond the expiration of any applicable notice and/or grace period or (B) if there is no applicable notice and/or grace period, for ten (10) days after written notice thereof shall have been given to the Borrower by the Facility Agent;

(e)     (i) any Obligor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $2,000,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) any Obligor shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(f)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)     any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)     any Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)     an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Obligor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(j)     there is entered against any Obligor (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and order) exceeding $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k)     any Obligor ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Required Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of any Vessel;

(l)     it becomes impossible or unlawful for any Obligor to fulfill any of the covenants and obligations required to be fulfilled as contained in any Loan Document or any of the instruments granting or creating rights in any of the Collateral, in each case in any material respect, or for any Finance Party to exercise any of the rights or remedies vested in it under any Loan Document, any of the Collateral or any of such instruments in any material respect;

(m)     any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Obligor contests in writing the validity or enforceability of any provision of any Loan Document; or any Obligor denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(n)     there occurs or develops a Material Adverse Effect; or

(o)     there occurs under any Secured Swap Contract an Early Termination Date or similar term (as defined in such Secured Swap Contract) resulting from (A) any event of default under such Secured Swap Contract as to which the Borrower is the Defaulting Party or similar term (as defined in such Secured Swap Contract) or (B) any Termination Event or similar term(as so defined) under such Secured Swap Contract as to which the Borrower is an Affected Party or similar term (as so defined);

then, and in any such event, the Facility Agent may, by notice to the Borrower, (i) declare the Commitments terminated, whereupon the same shall forthwith terminate, (ii) declare the principal of and accrued interest on the Loans, the Notes, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; (iii) exercise any and all of its other rights and remedies under applicable Laws, hereunder and under the other Loan Documents, provided that, in any event described in clauses (f) and (g) above, (A) the Commitments shall automatically be terminated and (B) principal of and accrued interest on the Loans, the Notes, and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Obligors.

9.02     Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Facility Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, shall be applied by the Facility Agent as follows:

(i)      first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 11.03) payable to the Facility Agent in its capacity as such;

(ii)     second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest payable to the Lenders) (including fees and disbursements and other charges of counsel payable under Section 11.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)     third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)    fifth, to the payment in full of all other Obligations (except Obligations in respect of a Secured Swap Contract and Obligations referenced under paragraphs (vi) and (vii) below), in each case ratably among the Facility Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(vi)     sixth, in or towards satisfaction of the Obligations constituting of any amounts then due and payable under any Secured Swap Contracts in the following order and proportions: (A) first, in or towards satisfaction pro rata of all amounts then due and payable to the Swap Banks under the Secured Swap Contracts other than those amounts referred to at paragraphs (B) and (C); (B) secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Swap Banks under the Secured Swap Contracts (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under Section 2(e) (Obligations) of a Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank (or any of them) at the time of application or distribution under this Section 9.02); and (C) thirdly, in or towards satisfaction pro rata of the aggregate Swap Termination Value (calculated as at the actual Early Termination Date applying to the Secured Swap Contracts (or any of them), or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder and pro rata as between them);

(vii)    seventh, to the payment in full of all other Obligations, in each case ratably among the Swap Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(viii)     finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by Law.

(ix)     Notwithstanding the foregoing, no amount received from any Guarantor in respect of its Guaranteed Obligations shall be applied to any Excluded Swap Obligations.

ARTICLE X

AGENCY

10.01     Appointment and Authority.

(a)     The Facility Agent. Each Lender and each Swap Bank hereby irrevocably appoints the Facility Agent to act as its agent on its behalf hereunder and under the other Loan Documents and authorizes the Facility Agent, in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to the Facility Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)     The Security Trustee.

(i)     Each Lender, each Swap Bank and the Facility Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Loan Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.

(ii)     To secure the payment of all sums of money from time to time owing to each Lender and each Swap Bank under the Loan Documents, and the performance of the covenants of the Borrower and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of each Lender, each Swap Bank and the Facility Agent, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Vessel Mortgages and its right, title and interest as assignee and secured party under the other Security Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the security interest of the indenture created hereby and by the Security Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of each Lender, each Swap Bank and the Facility Agent and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Security Party shall be permitted, to the exclusion of the Security Trustee, to possess and use the Vessels. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the each Lender, each Swap Bank and the Facility Agent as hereinafter set forth.

(iii)     The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

(c)     Except as otherwise provided in Section 10.03 and 10.06, the provisions of this Article are solely for the benefit of the Facility Agent, Security Trustee, the Lenders and the other Finance Parties under the Loan Documents, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions.

10.02     Rights as a Lender. The Person serving as the Facility Agent or Security Trustee hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Facility Agent or Security Trustee, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Facility Agent or Security Trustee hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Facility Agent or Security Trustee hereunder and without any duty to account therefor to the Lenders.

10.03     Exculpatory Provisions.

(a)     Neither the Facility Agent nor the Security Trustee shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Facility Agent nor the Security Trustee:

(i)     shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)     shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Facility Agent or Security Trustee is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Facility Agent nor the Security Trustee shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Facility Agent or Security Trustee to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)     shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and neither the Facility Agent nor the Security Trustee shall be liable for the failure to disclose, any information relating to the Borrower, any Guarantor, or any of their Affiliates that is communicated to or obtained by the Person serving as the Facility Agent, Security Trustee, or any of their Affiliates in any capacity.

(b)     Neither the Facility Agent nor the Security Trustee shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Facility Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 11.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Facility Agent or Security Trustee shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the either (as applicable) in writing by the Borrower, any Guarantor, or a Lender.

(c)     Neither the Facility Agent nor the Security Trustee shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Agent or Security Trustee.

10.04     Reliance by Agent. Each of the Facility Agent and Security Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Facility Agent and the Security Trustee may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, each of the Facility Agent and the Security Trustee may presume that such condition is satisfactory to each Lender unless the Facility Agent or the Security Trustee shall have received notice to the contrary from such Lender prior to the making of such Loan. Each of the Facility Agent and the Security Trustee may consult with legal counsel (who may be counsel for the Borrower or Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

10.05     Delegation of Duties. Each of the Facility Agent and the Security Trustee may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Facility Agent or the Security Trustee (as the case may be). Each of the Facility Agent, the Security Trustee and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Facility Agent, Security Trustee and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Facility Agent or the Security Trustee (as the case may be). Neither the Facility Agent nor the Security Trustee shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Facility Agent or Security Trustee acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06     Resignation of Agent.

(a)     Each of the Facility Agent or the Security Trustee may at any time give notice of its resignation to the Lenders, the Borrower, and the Guarantors. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and Guarantors, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Facility Agent or Security Trustee gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Facility Agent or Security Trustee may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Facility Agent or Security Trustee (as applicable) meeting the qualifications set forth above; provided that in no event shall any such successor be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     If the Person serving as Facility Agent or Security Trustee is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower, the Guarantors and such Person remove such Person as Facility Agent or Security Trustee and, in consultation with the Borrower and Guarantors, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Facility Agent or Security Trustee shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Facility Agent or Security Trustee, all payments, communications and determinations provided to be made by, to or through the Facility Agent or Security Trustee shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Facility Agent or Security Trustee as provided for above. Upon the acceptance of a successor’s appointment as Facility Agent or Security Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Facility Agent (other than any rights to indemnity payments owed to the retiring or removed Facility Agent) or Security Trustee (other than any rights to indemnity payments owed to the retiring or removed Security Trustee), and the retiring or removed Facility Agent or Security Trustee shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower or Guarantor to a successor Facility Agent or Security Trustee shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower, the Guarantors and such successor. After the retiring or removed Facility Agent or Security Trustee’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring or removed Facility Agent, Security Trustee, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Facility Agent was acting as Facility Agent or while the retiring or removed Security Trustee was acting as Security Trustee (as the case may be).

10.07     Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Facility Agent, the Security Trustee or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Facility Agent, the Security Trustee or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08     No Other Duties. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Mandated Lead Arrangers listed on the cover page hereof shall (a) have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Facility Agent, the Security Trustee, or a Lender, and (b) none are required to execute any Loan Document or any amendment thereto, including this Agreement.

10.09     Facility Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Guarantor, the Facility Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand on the Borrower or applicable Guarantor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Facility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Security Trustee and the Facility Agent and their respective agents and counsel and all other amounts due the Lenders, the Security Trustee and the Facility Agent under Section 11.03) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Facility Agent and, in the event that the Facility Agent shall consent to the making of such payments directly to the Lenders, to pay to the Facility Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Facility Agent and its agents and counsel, and any other amounts due the Facility Agent under Section 11.03.

10.10     Collateral and Guaranty Matters. The Lenders irrevocably authorize each of the Facility Agent and the Security Trustee, at its option and in its discretion:

(a)      to release any Lien on any property granted to or held by the Facility Agent or the Security Trustee under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.02, if approved, authorized or ratified in writing by the Required Lenders; and

(b)     to release any Guarantor from its obligations under the Loan Document if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) any Vessel owned by such Person is sold, assigned or otherwise transferred as a result of a transaction permitted under the Loan Documents (after any required prepayment is made with respect thereto).

Upon request by the Facility Agent at any time, the Required Lenders will confirm in writing to the Facility Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.10. The Facility Agent and the Security Trustee shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Facility Agent’s or the Security Trustee’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Facility Agent or the Security Trustee be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI

MISCELLANEOUS

11.01     Notices; Public Information.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i)	if to any Obligor:

c/o Eagle Shipping International (USA) LLC
300 Stamford Place
Stamford, CT 06902
Email: fdecostanzo@eagleships.com

(ii)	if to a Lender:

At the address below its name in Schedule I

(iii)	if to the Facility Agent or Security Trustee:

ABN AMRO Capital USA LLC
100 Park Avenue, 17th floor
New York, NY 10017
Attention: Wudasse Zaudou
Facsimile: 917-284-6697
Email: wudasse.zaudou@abnamro.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Facility Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Facility Agent that it is incapable of receiving notices under such Article by electronic communication. The Facility Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Facility Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)     Platform.

(i)     The Obligors agree that the Facility Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Facility Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Guarantor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or the Facility Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Facility Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)     Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Obligor or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Obligor hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Obligor hereunder and under the other Loan Documents (collectively, “Obligor Materials”) that may be distributed to the Public Lenders and that (1) all such Obligor Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Obligor Materials “PUBLIC,” such Obligor shall be deemed to have authorized the Facility Agent and the Lenders to treat such Obligor Materials as not containing any material non-public information with respect to such Obligor or its securities for purposes of U.S. Federal and state securities Laws (provided, however, that to the extent that such Obligor Materials constitute Information, they shall be subject to Section 11.12); (3) all Obligor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Facility Agent shall be entitled to treat any Obligor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

11.02  Waivers; Amendments.

(a)     No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Facility Agent, the Security Trustee or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Facility Agent, the Security Trustee and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)     Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Obligor therefrom, shall be effective unless in writing executed by the Obligors and the Required Lenders, and acknowledged by the Facility Agent, or by the Obligors and the Facility Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)     extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)     reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate);

(iii)    postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)    change Section 2.12(b) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)     release all or substantially all of the Guarantors from their respective Guarantees, or limit their liability in respect of such Guarantees, without the written consent of each Lender, except to the extent the release of any Guarantor is in connection with a disposition permitted pursuant to Section 6.03 (in which case such release may be made by the Facility Agent acting alone);

(vi)     except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(vii)     waive any conditions set forth in Article IV, without the written consent of each Lender;

(viii)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(ix)     waive any provisions of Section 5.04 or Section 7.01 without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Facility Agent, unless in writing executed by the Facility Agent, and (B) the Security Trustee, unless in writing executed by the Security Trustee, in each case in addition to the Obligors and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement, Incremental Commitments may be effected in accordance with Section 2.21 without the consent of any Person other than as specified in Section 2.21.

In addition, notwithstanding anything in this Section to the contrary, if the Facility Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Facility Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Facility Agent within ten (10) Business Days following receipt of notice thereof.

11.03     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. Each Obligor shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Facility Agent, the Security Trustee and any Affiliates thereof (including the reasonable fees, charges and disbursements of any counsel for the Facility Agent or the Security Trustee), in connection with the syndication of the facility, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Facility Agent, any Lender (including the reasonable fees, charges and disbursements of any counsel for the Facility Agent, the Security Trustee or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Indemnification by the Obligors. Each Obligor shall indemnify the Facility Agent (and any sub-agent thereof), the Security Trustee (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any Subsidiaries thereof, or any Environmental Liability related in any way to any Obligor or any Subsidiaries thereof, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Obligor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of such Obligor and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or the Facility Agent in their capacities as such). Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     Reimbursement by Lenders. To the extent that any Obligor for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Facility Agent (or any sub-agent thereof), the Security Trustee (and any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Facility Agent (or any such sub-agent), the Security Trustee (and any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Facility Agent (or any such sub-agent), the Security Trustee (and any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Facility Agent (or any such sub-agent), the Security Trustee (and any sub-agent thereof), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12(e).

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Obligor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f)     Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.04     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that each Obligor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Facility Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Required Consents. No consent shall be required for any assignment except:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Facility Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Commitments; and

(B)     the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(ii)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of $7,500; provided that the Facility Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Facility Agent an Administrative Questionnaire.

(iii)     No Assignment to Certain Persons. No such assignment shall be made to (A) any Obligor or any Obligors’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(iv)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(v)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Facility Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Facility Agent, the Security Trustee and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Facility Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)     Register. The Facility Agent, acting solely for this purpose as an agent of each Obligor, shall maintain at its office in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Facility Agent, the Security Trustee and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor, the Security Trustee and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, any Obligor or the Facility Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or each Obligor or any of the Obligors’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each Obligor, the Facility Agent, the Security Trustee and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.02(b)(i) through (vii) that affects such Participant. Each Obligor agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Obligor, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.05     Survival. All covenants, agreements, representations and warranties made by each Obligor herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowings hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Facility Agent, the Security Trustee or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.14, 2.15, 11.03, 11.15 and Article X  shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

11.06     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Facility Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Facility Agent and when the Facility Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Facility Agent, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

11.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Facility Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Facility Agent, the Security Trustee and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Facility Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Facility Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09     Governing Law; Jurisdiction; Etc.

(a)     Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law but otherwise excluding the laws applicable to conflicts or choice of law).

(b)     Jurisdiction. Each Obligor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Facility Agent, the Security Trustee, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Facility Agent, the Security Trustee or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

11.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.12     Treatment of Certain Information; Confidentiality. Each of the Facility Agent, the Security Trustee and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, but solely to the extent required in connection therewith; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Obligor and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating any Obligor or its Subsidiaries; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Facility Agent, the Security Trustee, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Facility Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Facility Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Obligor or any of the Subsidiaries thereof relating to any Obligor or any of the Subsidiaries thereof or any of their respective businesses, other than any such information that is available to the Facility Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any of the Subsidiaries thereof; provided that, in the case of information received from any Obligor or any of the Subsidiaries thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.13     PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies each Obligor that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies any Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify each Obligor in accordance with the PATRIOT Act.

11.14     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender. Otherwise, any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

11.15     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Facility Agent or any Lender, or the Facility Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Facility Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Facility Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Facility Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.16     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Obligor and Subsidiaries and any Arranger, the Facility Agent, the Security Trustee or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Facility Agent, the Security Trustee or any Lender has advised or is advising any Obligor or any Subsidiary thereof on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Facility Agent, the Security Trustee and the Lenders are arm’s-length commercial transactions between each Obligor and its Affiliates, on the one hand, and the Arranger, the Facility Agent, the Security Trustee and the Lenders, on the other hand, (iii) each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Facility Agent, the Security Trustee, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor or any of their Affiliates, or any other Person; (ii) none of the Arranger, the Facility Agent, the Security Trustee and the Lenders has any obligation to any Obligor or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Facility Agent, the Security Trustee and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Facility Agent, the Security Trustee and the Lenders has any obligation to disclose any of such interests to any Obligor or its Affiliates. To the fullest extent permitted by Law, each Guarantor hereby waives and releases any claims that it may have against any of the Arranger, the Facility Agent, the Security Trustee and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EAGLE BULK ULTRACO LLC, as Borrower

By:	/s/ Frank De Costanzo
Name: Frank De Costanzo
Title: CFO

FAIRFIELD EAGLE LLC,	ROWAYTON EAGLE LLC,
as Initial Guarantor	as Initial Guarantor

By /s/ Frank De Costanzo_____________	By /s/ Frank De Costanzo____________
Name: Frank De Costanzo	Name: Frank De Costanzo
Title: CFO	Title: CFO

GREENWICH EAGLE LLC,	SOUTHPORT EAGLE LLC,
as Initial Guarantor	as Initial Guarantor

By /s/ Frank De Costanzo_____________	By /s/ Frank De Costanzo____________
Name: Frank De Costanzo	Name: Frank De Costanzo
Title: CFO	Title: CFO

GROTON EAGLE LLC,	STONINGTON EAGLE LLC,
as Initial Guarantor	as Initial Guarantor

By /s/ Frank De Costanzo_____________	By /s/ Frank De Costanzo____________
Name: Frank De Costanzo	Name: Frank De Costanzo
Title: CFO	Title: CFO

MADISON EAGLE LLC,	WESTPORT EAGLE LLC,
as Initial Guarantor	as Initial Guarantor

By /s/ Frank De Costanzo_____________	By /s/ Frank De Costanzo____________
Name: Frank De Costanzo	Name: Frank De Costanzo
Title: CFO	Title: CFO

MYSTIC EAGLE LLC,
as Initial Guarantor

By /s/ Frank De Costanzo_____________
Name: Frank De Costanzo
Title: CFO

LENDERS

ABN AMRO CAPITAL USA LLC,

as Lender

By  /s/ R. Bisscheroux

Name: R. Bisscheroux
Title:  Director

By/s/ Francis Birkeland
Name:     Francis Birkeland
Title:       Director

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Lender

By/s/ Arne Juell-Skielse
Name: Arne Juell-Skielse
Title:

By/s/ Olof Kajerdt
Name: Olof Karjerdt
Title:

DVB BANK SE, AMSTERDAM BRANCH,

as Lender

By/s/ Wijnand Botman
Name: Wijnand Botman
Title: Senior Vice President

By/s/ Sona Krijger-Dolbakyan
Name: Sona Krijger-Dolbakyan
Title: Vice President

SWAP BANKS

ABN AMRO BANK N.V.,

as Swap Bank

By/s/ M.N. Hoogeveen
Name: M.N. Hoogeveen
Title:

By/s/ A.C.A.J. Biesbroeck
Name: A.C.A.J. Biesbroeck
Title:

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Swap Bank

By/s/ Arne Juell-Skielse
Name: Arne Juell-Skielse
Title:

By/s/ Olof Kajerdt
Name: Olof Karjerdt
Title:

DVB BANK SE,

as Swap Bank

By/s/ Wijnand Botman
Name: Wijnand Botman
Title: Senior Vice President

By/s/ Sona Krijger-Dolbakyan
Name: Sona Krijger-Dolbakyan
Title: Vice President

MANDATED LEAD ARRANGERS

ABN AMRO CAPITAL USA LLC,

as Mandated Lead Arranger

By_/s/ R. Bisscheroux

Name: R. Bisscheroux
Title: Director

By/s/ Francis Birkeland
Name:   Francis Birkeland
Title:     Director

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),

as Mandated Lead Arranger

By/s/ Arne Juell-Skielse
Name: Arne Juell-Skielse
Title:

By/s/ Olof Kajerdt
Name: Olof Karjerdt
Title:

DVB BANK SE,

as Mandated Lead Arranger

By/s/ Wijnand Botman
Name: Wijnand Botman
Title: Senior Vice President

By/s/ Sona Krijger-Dolbakyan
Name: Sona Krijger-Dolbakyan
Title: Vice President

ABN AMRO CAPITAL USA LLC,

as Security Trustee

By_/s/ R. Bisscheroux

Name: R. Bisscheroux
Title: Director

By/s/ Francis Birkeland
Name:    Francis Birkeland
Title:      Director

ABN AMRO CAPITAL USA LLC,

as Arranger

By_/s/ R. Bisscheroux

Name: R. Bisscheroux
Title: Director

By/s/ Francis Birkeland
Name:    Francis Birkeland
Title:      Director

ABN AMRO CAPITAL USA LLC,

as Facility Agent

By_/s/ R. Bisscheroux

Name: R. Bisscheroux
Title: Director

By/s/ Francis Birkeland
Name:    Francis Birkeland
Title:      Director

ABN AMRO CAPITAL USA LLC,

as Bookrunner

By_/s/ R. Bisscheroux

Name: R. Bisscheroux
Title: Director

By/s/ Francis Birkeland
Name:    Francis Birkeland
Title:      Director